Exhibit 10.10

DEVELOPMENT AND LICENSE AGREEMENT

This DEVELOPMENT AND LICENSE AGREEMENT (the “Agreement”) is entered into as of December 19, 2002 (the “Effective Date”) by and among DURECT Corporation, a corporation organized and existing under the laws of Delaware and having its principal office at 10240 Bubb Road, Cupertino, California 95014, and Southern BioSystems, Inc., (“SBS”) a corporation organized and existing under the laws of Alabama and having its principal office at 756 Tom Martin Drive, Birmingham, Alabama 35211, a wholly-owned subsidiary of DURECT Corporation (DURECT Corporation and SBS together, “DURECT”), and Pain Therapeutics, Inc., a corporation organized and existing under the laws of Delaware and having its principal office at 416 Browning Way, South San Francisco, CA 94080, (“PTI”) (DURECT and PTI hereinafter to be collectively referred to as the “Parties” and singularly as a “Party”).

RECITALS

WHEREAS, DURECT is engaged in the research, development and manufacture of controlled-release drug delivery products;

WHEREAS, PTI is engaged in the research, development and commercialization of opioid pharmaceutical products;

WHEREAS, DURECT possesses the right to license proprietary rights to a controlled-release technology that uses a high-viscosity base component to provide controlled release of active ingredients known as the SABER™ Delivery System (as defined herein below);

WHEREAS, the Parties to this Agreement desire to collaborate in the development of specified oral controlled-release opioid products based on the SABER™ Delivery System; and

WHEREAS DURECT wishes to license certain of such proprietary rights to the SABER™ Delivery System to PTI so that PTI may develop and commercialize such products.

NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual covenants set forth herein and other valuable consideration, it is agreed by and between the Parties as follows:

ARTICLE I

DEFINITIONS

For the purposes of this Agreement, the following words and phrases, whether used in the singular or plural, shall have the following meanings:

1.1 “Accounting Period” means a calendar quarter commencing on the first day of an Accounting Period, respectively January 1, April 1, July 1 and October 1, each being the first day,

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and finishing on the last day of an Accounting Period, respectively March 31, June 30, September 30 and December 31, each being the last day.

1.2 “Act” means the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., as such may be amended from time to time.

1.3 “Acquiror” has the meaning set forth in Section 17.1.

1.4 “Active Ingredient” means any pharmaceutically or pharmacologically active agent or compound alone or in combination with other components, other than a Controlled Release Carrier.

1.5 “Affiliate” means any corporation or other business entity, which controls, is controlled by or is under common control with a Party. For purposes of this definition, “control” means, as of or subsequent to the Effective Date, direct or indirect ownership of more than fifty percent (50%) of the voting interest or income interest in a corporation or business entity.

1.6 “Antagonist” means one or more (either alone or together) of any opioid receptor antagonist, including [* * *].

1.7 “Bulk Dosage Form” has the meaning set forth in Section 5.1(a).

1.8 “Business Day” means a day on which banks are open for business in San Francisco, California.

1.9 “Change of Control” has the meaning set forth in Section 4.3.

1.10 “Clinical Program” has the meaning set forth in Section 3.1

1.11 “Clinical Program Milestone” means an event relating to the clinical development of the Licensed Product as defined in Section 3.2.

1.12 “Commercialize” or “Commercialization” means all ongoing processes and activities generally engaged in by a company marketing pharmaceutical products to establish and maintain a presence and sales for an ethical pharmaceutical product in a particular market, including, but not limited to offering for sale, selling, marketing, promoting, distributing and importing such product.

1.13 “Competing Product” has the meaning set forth in Section 8.4(c).

1.14 “Confidential Information” has the meaning set forth in Section 13.1.

1.15 “Controlled Release Carrier” means one or more molecules, particles, and/or other formulants that are physically and/or chemically associated with the Active Ingredient(s) and that are capable of achieving the controlled release of the Active Ingredient(s) to which they are physically and/or chemically associated (i.e., such Active Ingredient(s) is released and pharmacologically available in the system of a recipient), in each case, as a result of the physical and/or chemical disassociation, release, degradation, decomposition or disintegration of such molecules, particles

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and/or other formulants from such Active Ingredient(s). [* * *]

1.16 “Controlled Release System” means a delivery system for an Active Ingredient(s) that requires and includes a Controlled Release Carrier, including the SABER™ Delivery System. [* * *].

1.17 “Current Good Manufacturing Practices” or “cGMP’s” means the requirements of the FDA with regard to the manufacture of Opioid Drugs and finished pharmaceuticals as set forth in 21 CFR 210 and 211, as amended from time to time or any equivalent law in the Territory.

1.18 “DURECT Inventions” has the meaning set forth in Section 12.5(a).

1.19 “DURECT Patent Rights” means: (i) all Patents in the Territory related to the SABER™ Delivery System, including its manufacture, sale, importation or use, including those Patents listed in Exhibit 1.19, which are owned or controlled by or licensed to DURECT or its Affiliates as of the Effective Date or during the Term and (ii) all Patents covering DURECT Inventions, all to the extent DURECT or its Affiliates have the right to grant licenses or sublicenses hereunder.

1.20 “DURECT Research Expenses” means [* * *]

1.21 “DURECT Technology” means: (i) any and all Technical Information related to the SABER™ Delivery System, including its manufacture, sale, importation or use, which is owned or controlled by or licensed to DURECT or its Affiliates as of the Effective Date or during the Term and (ii) all DURECT Inventions, all to the extent DURECT or its Affiliates have the right to grant licenses or sublicenses hereunder.

1.22 “Effective Date” has the meaning set forth in the preamble.

1.23 “FDA” means the United States Food and Drug Administration.

1.24 “Field” means any and all prophylactic and therapeutic applications for humans.

1.25 “First Commercial Sale” means, with respect to a Licensed Product in any country in the Territory, the first arms’-length sale of the Licensed Product to a Third Party purchaser in such country of commercial quantities of the Licensed Product by PTI or any of its Sublicensees or Affiliates (i) which is after the Product Registration and commercial launch of the Licensed Product in such country and (ii) which transfers title to the Licensed Product to such Third Party purchaser; provided, however, that the First Commercial Sale shall not be deemed to have occurred if the sale is made to a Sublicensee or Affiliate (unless such Sublicensee or Affiliate is purchasing the Licensed Product as an end user).

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1.26 “Formulation Development” has the meaning set forth in Section 2.4.

1.27 “GAAP” means the then-current applicable United States Generally Accepted Accounting Principles consistently applied as recognized or accepted by the United States Securities and Exchange Commission and the Financial Accounting Standards Board. As used herein, “GAAP” shall also include cost accounting principles and procedures that are generally accepted in the United States consistently applied.

1.28 “IND” means any Investigational New Drug Application (as described in 21 C.F.R. § 312) filed with the FDA to initiate the conduct of human clinical trials with a drug pursuant to the Act and the regulations promulgated thereunder, including any amendments or supplements thereto.

1.29 “Indemnified Party” has the meaning set forth in Section 11.3.

1.30 “Indemnifying Party” has the meaning set forth in Section 11.3.

1.31 “Initial Licensed Product” has the meaning set forth in Section 2.1.

1.32 “Invention” means any and all Technical Information conceived or reduced to practice by a Party or jointly by the Parties in the course of performing the activities under this Agreement.

1.33 “Joint Development Team” or “JDT” has the meaning set forth in Section 7.1.

1.34 “Licensed Product” means any human pharmaceutical product intended for the oral route comprising a Controlled Release Carrier of the SABER™ Delivery System and Opioid Drug, and optionally an Antagonist, which is selected for development under Section 2.1, including any and all pharmaceutical dosage formulations, forms and dosage strengths thereof.

1.35 “Losses” has the meaning set forth in Section 11.1.

1.36 “Major Market Country” means one of the [* * *]; and “Major Market Countries” shall mean collectively all of the foregoing countries.

1.37 “Manufacturing Cost” has the meaning set forth in Exhibit 1.37.

1.38 “NDA” means a New Drug Application (as described in 21 C.F.R. § 314.50 et. seq.) filed with the FDA for marketing approval for a drug pursuant to the Act and the regulations promulgated thereunder, including any amendments or supplements thereto.

1.39 “Net Sales” means the gross amount invoiced for all arms’ length sales of the Licensed Product by PTI and its Sublicensees and Affiliates to Third Parties in the Territory, other than transfers among PTI and its Sublicensees or Affiliates (unless such Sublicensee or Affiliate is purchasing the Licensed Product as an end user), less deductions in their normal and customary accounts as determined in accordance with GAAP for (a) actual trade, quantity and cash discounts, rebates and administrative fees (including, without limitation, U.S. Medicaid and Medicare programs

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and other private or governmental sponsored rebates and administrative fees paid to purchasing groups), credits, allowances, refunds and retroactive price reductions, including chargebacks; (b) any tax or government charge (other than income tax) levied on the sale, transportation or delivery of the Licensed Product and borne by the seller thereof; (c) any charges for freight, postage, shipping, security or special handling, import or export taxes which are borne by the seller, or insurance or charges for returnable containers which are borne by the seller; and (d) reasonable provisions for allowance for uncollectible amounts determined in accordance with GAAP, consistently applied. For clarity, Net Sales shall not include amounts invoiced for Licensed Products transferred in a country as part of clinical trials prior to receipt of Product Registration of the Licensed Product in such country.

1.40 “Opioid Drug” means one or more Active Ingredients (either alone or together) from the group consisting of [* * *] (as such foregoing list may be modified from time to time in accordance with the terms of this Agreement) together with any and all pharmaceutically acceptable salt, free base, prodrug or conjugated form of the Active Ingredient.

1.41 “Patents” means any and all patent and patent applications (and equivalents thereof including certificates of invention) throughout the Territory, including any and all divisions, continuations, provisional applications, continuations-in-part, continued prosecution applications, requests for continued examination, additions, renewals, extension, re-examinations, reissues, supplementary protection certificates and all U.S. and foreign counterparts of the foregoing.

1.42 “Party” or “Parties” has the meaning set forth in the Preamble above.

1.43 “Phase I Clinical Trial” means the initial introduction of a Licensed Product as an investigational new drug into humans as required in 21 C.F.R. § 312, designed to determine the metabolism and pharmacologic actions of the Licensed Product in humans, the side effects associated with increasing doses and, if possible, to gain early evidence on effectiveness, and also includes studies of drug metabolism, structure-activity relationships and mechanism of action in humans.

1.44 “Phase II Clinical Trial” means a controlled or uncontrolled clinical study as required in 21 C.F.R. § 312 conducted to evaluate the effectiveness of a Licensed Product for a particular indication or indications in patients with the disease or condition under study and to determine the common short-term side effects and risks associated with the Licensed Product.

1.45 “Phase III Clinical Trial” means an expanded controlled or uncontrolled clinical trial as required in 21 C.F.R. § 312 performed after preliminary evidence suggesting effectiveness of a Licensed Product has been obtained, the primary purpose of which is to establish effectiveness and safety of the Licensed Product in patients with the particular indication or indications being studied and to provide an adequate basis for physician labeling.

1.46 “PTI Inventions” has the meaning set forth in Section 12.5(b).

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1.47 “PTI Patent Rights” means: (i) all Patents, if any, in the Territory relating to an Opioid Drug, [* * *], including its manufacture, sale, importation or use, which are owned or controlled by or licensed to PTI or its Affiliates as of the Effective Date or during the Term and (ii) all Patents covering PTI Inventions, all to the extent that PTI or its Affiliates have the rights necessary to take the required actions hereunder.

1.48 “PTI Technology” means: (i) any and all Technical Information relating to an Opioid Drug, [* * *], including its manufacture, sale, importation or use which is owned, possessed, developed or acquired by or licensed to PTI or its Affiliates as of the Effective Date or during the Term and (ii) all PTI Inventions, all to the extent that PTI or its Affiliates have the rights necessary to take the required actions hereunder.

1.49 “Pre-Clinical Plan” has the meaning set forth in Section 2.1.

1.50 “Pre-Clinical Program” has the meaning set forth in Section 2.1.

1.51 “Pre-Clinical Program Information” means any Technical Information developed or obtained by either Party or their Affiliates, in the course of performing the Pre-Clinical Program.

1.52 “Product Registration” means, with respect to a Licensed Product, a NDA approved by the FDA in the United States or any other government approval required by a government or Regulatory Authority of a country in the Territory necessary to permit the marketing, import, use and sale of a Licensed Product in such country. Product Registration shall include governmental approval of pricing and/or reimbursement in jurisdictions where such approval is required (either legally or commercially) for commercial sale of a Licensed Product.

1.53 “Regulatory Authority” means the FDA in the United States and any government or regulatory authorities in any country in the Territory that is a counterpart to the FDA and holds responsibility for granting Product Registrations and other marketing approvals for the Licensed Product in such country.

1.54 “SABER™ Delivery System” means a Controlled Release System comprising a Controlled Release Carrier that is a high viscosity liquid carrier material (HVLCM) including sucrose acetate isobutyrate (SAIB), as such Controlled Release System is claimed in the Patents listed on Exhibit 1.19 as updated from time to time.

1.55 “SABER™ Ingredients” has the meaning set forth in Section 5.1(a).

1.56 “Sublicensee” means any Third Party to whom PTI has granted (i) the right to make and sell a Licensed Product in the Territory, with respect to Licensed Products made and sold by such Third Party or (ii) the right to distribute a Licensed Product made by or for PTI in the Territory, provided that such Third Party is responsible for the marketing and promotion of such Licensed Product in the applicable territory and has the right to record sales of such Licensed Product for its account.

1.57 “Technical Information” means any and all technical information and other technical subject matter (including medical, toxicological, pharmacological and clinical), trade secrets, know-

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how, ideas, concepts, discoveries, disclosure claims, formulas, formulations, processes, methods, procedures, designs, compositions of matter, specifications, drawings, techniques, results, technologies, compounds, research, data, inventions, discoveries, whether or not patentable.

1.58 “Term” means the term of the Agreement as set forth in Section 15.1.

1.59 “Terminated Country” has the meaning set forth in Section 8.5.

1.60 “Territory” means, with respect to each Licensed Product, all countries of the world and their respective territories and possessions, excluding any country with respect to which the license granted to PTI under Article VIII with respect to such Licensed Product has been terminated in accordance with the terms and conditions of this Agreement.

1.61 “Testing Laboratory” has the meaning set forth in Section 5.3(g).

1.62 “Transfer Price” has the meaning set forth on Exhibit 5.1.

1.63 “Third Party” means any person or entity other than DURECT, PTI, or any of their Affiliates.

1.64 “United States” or “U.S.” means the United States of America and its territories and possessions.

Unless specified to the contrary, references to Articles, Sections and/or Exhibits mean the particular Articles, Sections and/or Exhibits to this Agreement. Whenever used in this Agreement:

(i) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”;

(ii) the word “day” means a calendar day unless otherwise specified;

(iii) the word “law” (or “laws”) means any applicable, legally binding statute, ordinance, resolution, regulation, code, guideline, rule, order, decree, judgment, injunction, mandate or other legally binding requirement of a government entity;

(iv) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; and

(v) the words “commercially reasonable efforts” shall mean the standard that a reasonable business person would use for similar products of similar potential at a similar stage of development in the Territory.

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ARTICLE II

DEVELOPMENT OF LICENSED PRODUCTS

2.1 Initiation of Development of Licensed Products.

(a) Subject to the terms and conditions herein including Article IV, PTI shall diligently develop Licensed Products under this Agreement, including making available such of its personnel, and taking such steps as are reasonably necessary, in order to carry out its obligations hereunder. In the event PTI desires to initiate development work on a Licensed Product under this Agreement, it shall send to DURECT a written notice setting forth a description [* * *] of the proposed new Licensed Product. Upon DURECT’s receipt of such notice, the JDT shall develop a work plan (“Pre-Clinical Plan”) which outlines the pre-clinical program required to establish the feasibility of such Licensed Product for use in humans in the Field, including: [* * *] (“Pre-Clinical Program”). The Pre-Clinical Plan for each Licensed Product shall further include an estimated development timeline, allocation of responsibility for performing the tasks between DURECT and PTI and budget for DURECT’s performance of its activities under the Pre-Clinical Program (the “Pre-Clinical Budget”). Subject to Article VII, the Pre-Clinical Plan shall be agreed upon by the JDT within thirty (30) days after DURECT’s receipt of PTI’s written notice referenced above, and upon such agreement of the Pre-Clinical Plan, such Licensed Product shall be included for development under this Agreement. All amendments to the Pre-Clinical Plan of any Licensed Product, including increases or decreases to the Pre-Clinical Budget, shall be agreed to by the JDT in writing.

The Parties anticipate that the first Licensed Product that will be developed under this Agreement (the “Initial Licensed Product”) shall incorporate [* * *] as the Opioid Drug. In addition to the Pre-Clinical Plan for the Initial Licensed Product, the JDT shall diligently cooperate to develop a written plan within thirty (30) days of the Effective Date for [* * *].

2.2 Pre-Clinical Program.

(a) DURECT and PTI shall be responsible for performance of all activities allocated to it under each Pre-Clinical Plan and shall use diligent and commercially reasonable efforts to perform such activities within the applicable timelines and Pre-Clinical Budgets therefor. In the event that either Party first becomes aware that it is unlikely to perform an activity assigned to such Party under the Pre-Clinical Plan within the applicable timeline or the applicable Pre-Clinical Budget therefor, such Party shall promptly notify the other Party’s lead member of the JDT and the JDT shall meet to discuss how to redress such situation. Each Party shall conduct all such activities in accordance with the terms and conditions of this Agreement and all applicable law in the Territory.

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(b) Subject to Section 2.3, DURECT agrees to procure or furnish suitable laboratory facilities and equipment for those activities it is assigned to perform in connection with each Pre-Clinical Plan.

(c) At each [* * *] meeting of the JDT, each Party shall provide the JDT with a progress report summarizing the progress of its activities relating to each Pre-Clinical Program during the past calendar [* * *]. Furthermore, each Party shall promptly communicate to the JDT any Pre-Clinical Program Information as follows: DURECT shall communicate and disclose in writing all previously undisclosed Pre-Clinical Program Information developed, conceived of or acquired by DURECT, and PTI shall communicate and disclose in writing all previously undisclosed Pre-Clinical Program Information developed, conceived of or acquired by PTI.

(d) Within thirty (30) days after completion of a Pre-Clinical Program as shall be determined by the JDT, each Party shall provide to the JDT a completed pharmaceutical development report and a technical documentation package of the work it has performed under such Pre-Clinical Program of sufficient detail and completeness to fully document all activities performed by such Party under the Pre-Clinical Program with respect to such Licensed Product.

2.3 Pre-Clinical Program Expenses.

(a) In consideration for DURECT performing each Pre-Clinical Program, PTI shall reimburse to DURECT all DURECT Research Expenses incurred by DURECT in connection with each Pre-Clinical Program; provided that with respect to the Pre-Clinical Program, PTI shall not be obligated to pay for any portion of the DURECT Research Expenses that exceeds the then-current Pre-Clinical Budget, and DURECT shall not be obligated to perform activities which would result in DURECT Research Expenses in excess of the then-current Pre-Clinical Budget therefor without the prior written agreement of the Parties to amend the budget.

(b) DURECT shall invoice PTI for DURECT Research Expenses under each Pre-Clinical Program on a monthly basis in arrears, and PTI shall render payment to DURECT within thirty (30) days of PTI’s receipt of such invoice. DURECT shall retain copies of any receipts, bills, invoices, expense account information and any other supporting data for DURECT’s Research Expenses, which PTI shall have the right to audit in accordance with Section 9.8(b). PTI shall be responsible for all of its own expenses relating to each Pre-Clinical Program.

(c) Regardless of the DURECT Research Expenses actually incurred by DURECT for the conduct of the Pre-Clinical Program for each Licensed Product, PTI’s compensation to DURECT under Section 2.3(a) for DURECT Research Expenses for the Pre-Clinical Program of each Licensed Product under development shall be at least [* * *] for each calendar year until the completion of DURECT’s activities under such Pre-Clinical Plan. The foregoing required minimum yearly spend shall be pro-rated (on a weekly basis) for partial years.

2.4 Other Development Activities.

Subject to the terms and conditions herein, with respect to each Licensed Product for which the Pre-Clinical Program is successfully completed as determined by the JDT, PTI shall be solely

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responsible for and shall use reasonable commercial efforts to conduct, as it deems appropriate or useful in its discretion in accordance with its obligations hereunder, all non-clinical and other work not included in the Pre-Clinical Program Plan to the extent required for Product Registration for such Licensed Product including [* * *]. Notwithstanding anything herein to the contrary, DURECT shall be solely responsible for all initial and subsequent [* * *] with respect to each Licensed Product during the Term of the Agreement in accordance with specifications as are determined by the JDT, and PTI shall reimburse to DURECT all DURECT Research Expenses associated with such [* * *] activities in accordance with the procedures set forth in Section 2.3(a) and (b) above with respect to DURECT’s Pre-Clinical Program activities; provided, however, if DURECT is unable to perform or fails to carry out any such [* * *], then PTI (itself or through Third Parties) shall have the right to perform such [* * *]. [* * *]. Accordingly, PTI shall provide to DURECT from time to time, under confidence, information in PTI’s possession or control reasonably necessary for DURECT to perform such [* * *] or any other development activity required to be performed by DURECT hereunder.

ARTICLE III

CLINICAL PROGRAM

3.1 Clinical Program.

With respect to each Licensed Product for which the Pre-Clinical Program is successfully completed as determined by the JDT, PTI shall, at its sole expense, use commercially reasonable efforts to (i) conduct all reasonable activities relating to the clinical development for such Licensed Product and (ii) make all applications, requests for authorizations and submissions to appropriate Regulatory Authorities, for the purposes of obtaining Product Registration in the Major Market Countries in the Territory for such Licensed Product to the extent reasonably necessary for PTI to discharge its obligations pursuant to Section 8.5 (the “Clinical Program”) subject to the remaining terms of this Section 3.1. Subject to the terms and conditions of this Agreement, PTI shall at its sole discretion determine the Clinical Program activities to be performed with respect to each Licensed Product and the Product Registrations to be obtained necessary for the Commercialization of each Licensed Product in the Territory.

3.2 Clinical Program Milestones.

(a) After the date of the successful completion of the Pre-Clinical Program for each Licensed Product as shall be determined by the JDT, PTI shall use commercially reasonable efforts to achieve the milestones relating to the Clinical Program for such Licensed Product on or before the specified date of completion set forth on Exhibit 3.2, which is attached hereto and incorporated

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herein by reference (each a “Clinical Program Milestone”); provided, that DURECT shall have supplied all the Bulk Dosage Form or SABER™ Ingredients, as appropriate, to PTI in accordance with Article V and shall have provided all necessary information and regulatory documents in accordance with Section 3.3(a). Notwithstanding the foregoing, in the event that DURECT does not supply all the Bulk Dosage Form or SABER™ Ingredients to PTI in accordance with Article V or provide all necessary information and regulatory documents in accordance with Section 3.3(a), then each date specified on Exhibit 3.2 shall be extended for a reasonable period as agreed to in good faith by the Parties to compensate for any delays experienced by PTI as a result of such failures, but in no case will such extension be less than day for day the number of days that DURECT is late in supplying the applicable Bulk Dosage Form or SABER™ Ingredients or in providing such information, and PTI shall achieve the milestones relating to the Clinical Program on or before such revised dates. Additionally, the Parties shall agree in good faith to extensions of the specified dates of completion for the Clinical Milestones with respect to a Licensed Product (and shall amend Exhibit 3.2 accordingly) in the event that PTI is unable to complete such Clinical Milestones despite using commercially reasonable efforts to do so and to take into account delays which are due to factors (including regulatory issues) which are out of the reasonable control of or not reasonably foreseeable by PTI (e.g., [* * *]).

(b) In the event that PTI does not meet a Clinical Program Milestone for a Licensed Product within the applicable timeframe set forth under Section 3.2(a), DURECT may elect to, at its sole discretion, upon [* * *] days written notice to PTI, [* * *]. Notwithstanding the foregoing, DURECT shall not have such right to [* * *] as described in the previous sentence if PTI within [* * *] days of receipt of the notice from DURECT (A) completes such Clinical Program Milestone or (B) provides to DURECT a good faith plan for achieving such Clinical Program Milestone within twelve (12) months of the original date therefor (as may be extended in accordance with Section 3.2(a) above) and pays to DURECT the amount of the corresponding milestone payment pursuant to Section 9.2 or 9.3, as applicable, that would have been due and payable upon completion of such Clinical Program Milestone despite the failure to complete such Clinical Program Milestone at such time in which case the particular Clinical Program Milestone shall be extended for twelve (12) months and the amount so paid will be creditable against the amount due to DURECT under Section 9.2 or 9.3 when such Clinical Program Milestone is actually completed; provided that if PTI fails to achieve such Clinical Program Milestone within such extension period, then DURECT will have the right set forth in the first sentence of this Section 3.2(b) above.

3.3 DURECT’s Cooperation.

(a) DURECT shall reasonably cooperate with PTI to obtain the Product Registration for each Licensed Product in the Territory by providing any information or other materials relating to the conduct of the Pre-Clinical Program or the SABER™ Delivery System in DURECT’s possession or control as PTI shall reasonably request. Without limiting the generality of the

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foregoing, DURECT shall assist PTI or its designee in the completion of [* * *] as required in the Territory, for each Licensed Product.

(b) DURECT shall, upon request from PTI make reasonably available to PTI members of the research, development and technical staff of DURECT assigned to the Pre-Clinical Program with respect to a Licensed Product in order to assist PTI in the scale-up of operations and in the Commercialization of such Licensed Product in the Territory.

(c) PTI shall pay DURECT for all costs reasonably incurred by DURECT in connection with DURECT’s activities, which are undertaken pursuant to this Section 3.3 as calculated in the same manner as DURECT Research Expenses. DURECT shall invoice PTI on a monthly basis in arrears for such costs. PTI shall pay DURECT the amounts payable within [* * *] days after receipt of such invoice by PTI.

ARTICLE IV

MINIMUM DEVELOPMENT REQUIREMENTS

4.1 Minimum Development Requirements.

Subject to the terms and conditions including the terms of this Article IV below, during the Term, PTI shall diligently develop and Commercialize Licensed Products in accordance with the following minimum development diligence requirements set forth in this Section 4.1 (“Development Diligence Requirements”). Commencing in calendar year 2003 and for each period thereafter during the Term, PTI shall have the minimum required number of [* * *] Licensed Products which are either under development or being Commercialized under this Agreement on the first day of each such period as set forth in the table below:

MINIMUM REQUIRED NUMBER OF LICENSED PRODUCTS

Period	[* * *]	[* * *]	[* * *]	[* * *]
Minimum number of [* * *] Licensed Products under development or being Commercialized	[* * *]	[* * *]	[* * *]	[* * *]

4.2 Consequences.

If the above Development Diligence Requirements are not met by PTI in any period during the Term, then DURECT shall have the right, upon [* * *] days’ written notice to PTI, to [* * *], provided that PTI does not cure such failure by giving notice within such

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[* * *] day period to DURECT of adding additional Licensed Product(s) for development hereunder sufficient to meet such Development Diligence Requirements, and further provided, however, notwithstanding the foregoing, PTI shall retain an exclusive license under Section 8.1 with respect to any Licensed Product that PTI has under development and continues to diligently develop and Commercialize under this Agreement. For purposes of this Agreement, each Licensed Product including [* * *] shall be deemed a “different” Licensed Product.

4.3 Expiration of Development Diligence Requirements.

The provisions of Sections 4.1 and 4.2 above shall expire at such time as any [* * *] Licensed Products each have generated Net Sales of at least [* * *] during [* * *]. Notwithstanding the foregoing, in the event that this Agreement is assigned to an Acquiror of PTI pursuant to Section 17.1 as a result of a Change of Control of PTI, then the provisions of Sections 4.1 and 4.2 above shall be applicable to such Acquiror; provided, however, that such diligence requirements shall be suspended with respect to such Acquiror for so long as such Acquiror is Commercializing at least [* * *] each of which has generated Net Sales of at least [* * *] during the [* * *] (the “Suspension Condition”). In the event that after being satisfied the Suspension Condition is no longer then currently satisfied, the provisions of Sections 4.1 and 4.2 shall again apply beginning ninety (90) days immediately following the time and for so long as the Suspension Condition is no longer satisfied. “Change of Control” means any transaction or series of related transactions that would occasion: (i) any share exchange, business combination, consolidation or merger or series of transactions resulting in the exchange of the outstanding shares of a Party unless the stockholders of such Party that exist immediately prior to the closing date of such transaction (or series of related transactions) hold, after the closing date, more than fifty percent (50%) of the voting equity of the surviving entity in such transaction computed on a fully diluted basis, or (ii) a sale or other transfer of all or substantially all of the assets of such Party.

4.4 Addition or Deletion of Licensed Products.

Subject to Sections 2.1, 4.1 and 8.5, PTI may add or delete Licensed Products under this Agreement within its reasonable, good faith judgment provided that PTI provides DURECT with ninety (90) days prior written notice of any such addition or deletion.

ARTICLE V

DURECT MANUFACTURE AND SUPPLY

5.1 DURECT Manufacture and Supply During Clinical Phase.

(a) Subject to the terms and conditions set forth herein, DURECT shall manufacture and supply to PTI, and PTI shall purchase from DURECT: (i) [* * *] described in the written specifications designated by the JDT therefor in accordance with Section 5.1(b) (collectively,

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the “SABER™ Ingredients”) for manufacture of Licensed Products used in the conduct of the Clinical Program and (ii) [* * *] as designated by the JDT ([* * *], the “Bulk Dosage Form”).

(b) The specifications for the SABER™ Ingredients, and the Bulk Dosage Form for each Licensed Product, including any applicable packaging, container-closure system component and labeling specifications, shall be agreed upon in writing by the JDT. Any modifications to such specifications shall be agreed upon in writing by the JDT. The specifications for the SABER™ Ingredients or the Bulk Dosage Form, and any subsequent amendments thereto, shall be maintained in a Chemistry, Manufacturing and Controls Specification Guide for the Licensed Product and incorporated herein by reference. Without limiting the foregoing, the Parties shall use good faith efforts to modify the specifications for a particular SABER™ Ingredients or Bulk Dosage Form in the event such modification is necessary for approval of the Product Registration or other regulatory issues with respect to the applicable Licensed Product.

(c) The SABER™ Ingredients and Bulk Dosage Form supplied by DURECT shall be used by PTI solely in accordance with this Agreement.

(d) DURECT shall supply the SABER™ Ingredients and Bulk Dosage Form in accordance with the Section 5.3(f) to PTI at the “Transfer Price” set forth in Exhibit 5.1.

5.2 Supply of Opioid Drugs and Antagonists.

With respect to the supply of Bulk Dosage Form supplied by DURECT hereunder, DURECT agrees to obtain quantities of appropriate Opioid Drugs and Antagonists from one or more suppliers designated by PTI that it will require to fulfill its supply obligations hereunder. Any Opioid Drugs or Antagonists so obtained shall be used solely as set forth herein to supply PTI with its requirements of Bulk Dosage Form.

5.3	Terms and Conditions Applicable to Clinical Supply.

(a) It is understood that DURECT agrees to supply (i) Bulk Dosage Form for use in the [* * *] and (ii) SABER™ Ingredients for [* * *]. Accordingly, at the time of [* * *], PTI will provide DURECT a plan for requirements and good faith timeline for SABER™ Ingredients and the Bulk Dosage Form for use during the [* * *] for such Licensed Product (the “Clinical Supplies Requirement Plan”). The Clinical Supplies Requirement Plan and each revision shall be reasonably sufficient to provide for the requirements of the [* * *] and agreed to in writing by the Parties. Within [* * *] days of approval of the Clinical Supplies Requirements Plan, PTI and DURECT shall prepare a plan for DURECT’s supply of Bulk Dosage Form and SABER™ Ingredients pursuant to such Clinical Supplies Requirement Plan (the “Clinical Supplies Delivery Plan”).

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(b) DURECT shall use commercially reasonable efforts to deliver the specified quantity of the SABER™ Ingredients and the Bulk Dosage Form in accordance with the delivery schedule set forth in the Clinical Supplies Delivery Plan. DURECT shall exercise commercially reasonable efforts to comply with changes to Clinical Supplies Delivery Plan that PTI may request but shall not be liable for its inability to do so. The Clinical Supplies Delivery Plan may be amended by mutual agreement of the Parties.

(c) DURECT shall deliver the quantity of the SABER™ Ingredients and the Bulk Dosage Form in accordance with the Clinical Supplies Delivery Plan, along with appropriate documentation including Certificate of Analysis (describing the specifications therefor, results of tests performed and certifying compliance with such specifications and applicable cGMP requirements) and other documentation to be defined by the Parties, to a location designated in writing by PTI, FOB [* * *]. Title to the SABER™ Ingredients or Bulk Dosage Form, as applicable, shall pass to PTI [* * *] from DURECT’s facility.

(d) DURECT shall promptly invoice PTI for all quantities of the SABER™ Ingredients and the Bulk Dosage Form delivered in accordance herewith, provided that DURECT shall not submit any invoice prior to the shipment thereof. Payment with respect to a shipment shall be due [* * *] days after receipt by PTI of such invoice. The terms and conditions of this Agreement shall exclusively govern the purchase and supply of SABER™ Ingredients and Bulk Dosage Form hereunder and shall override any conflicting, amending and/or additional terms contained in any order, acceptance or invoice.

(e) Should DURECT experience manufacturing difficulties that, or have reason to believe that it is likely to experience difficulties that would, result in a significant delay in delivery of SABER™ Ingredients or Bulk Dosage Form hereunder, DURECT shall promptly advise PTI of such delay and work together with PTI in good faith to develop a solution to address and minimize such delay. In the event that DURECT does not deliver the SABER™ Ingredients or Bulk Dosage Form within [* * *] days after the delivery date set forth in the Clinical Supplies Delivery Plan, PTI shall have the right to suspend its payment obligations for such SABER™ Ingredients or Bulk Dosage Form until DURECT has delivered such SABER™ Ingredients or Bulk Dosage Form.

(f) DURECT warrants that, at the time of delivery of the SABER™ Ingredients or Bulk Dosage Form, as applicable, to PTI: (i) such SABER™ Ingredients or Bulk Dosage Form will have been manufactured, stored and shipped in accordance with all applicable laws in the Territory, including applicable cGMP’s; (ii) such SABER™ Ingredients or Bulk Dosage Form will have been manufactured in accordance, and be in conformity, with the specifications for the SABER™ Ingredients or Bulk Dosage Form agreed to by the JDT under Section 5.1(b); (iii) such SABER™ Ingredients or Bulk Dosage Form will not be adulterated or misbranded under the Act or any equivalent law in the Territory; (iv) title to such SABER™ Ingredients or Bulk Dosage Form will pass to PTI as provided herein free and clear of any security interest, lien or other encumbrance; (v) such SABER™ Ingredients or Bulk Dosage Form will have been manufactured in facilities that are in material compliance with all applicable laws at the time of such manufacture (including applicable inspection requirements of FDA and other applicable Regulatory Authorities in the

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Territory); and (vi) such SABER™ Ingredients or Bulk Dosage Form may be introduced into interstate commerce pursuant to the Act.

(g) In the event that, within [* * *] days after receipt thereof by PTI, any SABER™ Ingredients or Bulk Dosage Form supplied by DURECT do not conform to the warranties set forth under Section 5.3(f), PTI shall give DURECT notice thereof (including a sample of such SABER™ Ingredients or Bulk Dosage Form). DURECT shall undertake appropriate testing of such sample and shall notify PTI whether it has confirmed such non-conformity within [* * *] days after receipt of such notice from PTI. If DURECT notifies PTI that it has not confirmed such non-conformity, the Parties shall submit the disputed batch to an independent testing laboratory mutually acceptable to the Parties (the “Testing Laboratory”) for testing. The findings of the Testing Laboratory shall be binding on the Parties, absent manifest error. The expenses of the Testing Laboratory shall be borne by DURECT if the testing confirms the non-conformity and by PTI if the testing does not confirm the non-conformity. If the Testing Laboratory or DURECT confirms that a batch of SABER™ Ingredients or Bulk Dosage Form, as applicable, does not conform to the warranties set forth under Section 5.3(f), DURECT shall promptly, at the election of PTI, (i) supply PTI with a replacement conforming quantity of the SABER™ Ingredients or Bulk Dosage Form at DURECT’s expense or (ii) reimburse PTI for the costs paid by PTI for such non-conforming SABER™ Ingredients or Bulk Dosage Form, and shall additionally reimburse PTI for any out of pocket costs relating to the disposal or return to DURECT of such SABER™ Ingredients or Bulk Dosage Form. The rights and remedies provided in this Section 5.3 and Section 5.4 shall be the exclusive remedy of PTI for non-conforming products. DURECT EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(h) DURECT shall maintain, or cause to be maintained (i) all records necessary to comply with all applicable law in the Territory relating to the manufacture of the SABER™ Ingredients and Bulk Dosage Form supplied to PTI hereunder, including the cGMP’s; (ii) all manufacturing records, standard operating procedures, equipment log books, batch records, laboratory notebooks and all raw data relating to the manufacture of SABER™ Ingredients and Bulk Dosage Form; and (iii) such other records as PTI may reasonably require in order to ensure compliance by DURECT with the terms and conditions of this Agreement. All such material shall be retained for such period as may be required by cGMP’s or any other applicable law in the Territory, whichever is longest.

(i) DURECT agrees that PTI and its agents shall have the right, upon reasonable prior notice to DURECT, to inspect any location where SABER™ Ingredients or Bulk Dosage Form are being manufactured, as applicable, including inspection of (i) the materials used in the manufacture of the SABER™ Ingredients or Bulk Dosage Form; (ii) the holding facilities used in the manufacture of the SABER™ Ingredients or Bulk Dosage Form; (iii) the equipment used in the manufacture of the SABER™ Ingredients or Bulk Dosage Form, and (iv) all records relating to such manufacturing in each such manufacturing facility. Following such audit, PTI shall discuss its observations and conclusions with DURECT and corrective actions shall be agreed in writing upon by PTI and DURECT within [* * *] days thereafter. DURECT shall implement such corrective action within [* * *] days after the Parties reach such agreement, unless otherwise agreed in writing by the Parties.

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(j) DURECT shall notify PTI by telephone within [* * *] business days, and in writing within [* * *] business days, after learning thereof, of any proposed or unannounced visit or inspection of any facility used in the manufacture of SABER™ Ingredients or Bulk Dosage Form or any manufacturing Process used in connection with the manufacture of SABER™ Ingredients or Bulk Dosage Form, by any Regulatory Authority, and shall permit PTI or its agents to be present and participate in such visit or inspection. DURECT shall provide to PTI a copy of any report and other written communications received from such Regulatory Authority in connection with such visit or inspection, and any written communications received from such Regulatory Authority, within [* * *] business days after receipt thereof, including any FDA Form 483 or Notice of Observation, and shall consult with PTI concerning the response of DURECT to each such communication. DURECT shall provide PTI with a copy of all draft responses for comment as soon as possible and all final responses for review and approval, which shall not be unreasonably withheld or delayed, within [* * *] business days prior to submission thereof.

5.4 Failure to Supply.

(a) If DURECT fails [* * *] or more times within any [* * *] period to supply the full quantity of SABER™ Ingredients or Bulk Dosage Form specified in the Clinical Supplies Delivery Plan by the delivery date specified therein and in conformity with the warranty set forth in Section 5.3(f), PTI may, in its sole discretion, [* * *].

(b) Subject to all other terms and conditions of this Agreement, [* * *].

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5.5 Supply Agreement for the Commercial Phase.

(a) Subject to this Section 5.5, PTI agrees that DURECT shall have the right to supply all GMP-qualified SABER™ Ingredients for the commercial supply of all Licensed Products. Prior to PTI’s receipt of the first Product Registration in the Territory for the first Licensed Product, the Parties shall negotiate in good faith and shall agree in writing to a supply agreement relating to the supply by DURECT of the SABER™ Ingredients to PTI for purposes of the Commercialization of the Licensed Products, provided that such agreement shall include the pricing terms set forth in Section 5.1(d) and shall further provide that DURECT will (i) qualify a second manufacturing site (which can be another facility owned by DURECT) for the SABER™ Ingredients when the aggregate Net Sales of Licensed Products hereunder exceed [* * *] per year and (ii) establish, at PTI’s request and expense, an escrow account and deposit therein the DURECT Deposit Materials which provides release thereof to PTI or its designee in the event that DURECT is unable to or fails to supply quantities of SABER™ Ingredients as required in the supply agreement. Additionally, the supply agreement shall include provisions for DURECT to qualify a Third Party supplier at PTI’s discretion and cost for SABER™ Ingredients and for backup manufacturing rights similar to those set forth in Section 5.4. For purpose of this Section 5.5(a), “DURECT Deposit Materials” means instructions, specifications, and other Technical Information and materials describing the composition and manufacture of each such SABER™ Ingredients, including a description of the suppliers, raw materials, processes, equipment, and instruments used for such manufacture, all in sufficient detail to reasonably enable PTI to manufacture, without need for further information, the SABER™ Ingredients in the same manner as such manufacture is performed by or for DURECT.

(b) Without limiting Section 5.5(a) above, DURECT agrees to transfer to PTI or its designee processes and manufacturing know-how (including process information and methodologies, analytical and validation testing methods and criteria, and qualified sources of raw materials) in its possession and control reasonably necessary for PTI or its designees to manufacture commercial quantities of Licensed Product using SABER Ingredients supplied in accordance with Section 5.5(a). PTI shall pay DURECT for all costs reasonably incurred by DURECT in connection with DURECT’s activities, which are undertaken pursuant to this Section 5.5(b) as calculated in the same manner as DURECT Research Expenses. DURECT shall invoice PTI on a monthly basis in arrears for such costs. PTI shall pay DURECT the amounts payable within thirty (30) days after receipt of such invoice by PTI.

5.6 PTI Responsibilities.

Other than DURECT’s foregoing supply obligations of SABER™ Ingredients and Bulk Dosage Form, as between the Parties, PTI shall be solely responsible for manufacturing, or having

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manufactured, the Licensed Products for use in the conduct of the Clinical Program and for Commercialization.

ARTICLE VI

PTI MANUFACTURE AND REGULATORY INTERACTIONS

6.1 PTI Manufacture and Supply.

Without limiting Section 5.6 above, PTI shall have the right and responsibility (itself or through others) for (i) the finishing of SABER™ Ingredients supplied by DURECT into finished Licensed Product for conduct of the Clinical Program and Commercialization hereunder and (ii) all final packaging (including trade dress (product packaging, design and the like), trade names and trademarks used therewith) for the Licensed Product.

6.2 Regulatory Authority Interactions.

Subject to Section 6.3 below, the Parties understand and agree that PTI, itself or through its agents, shall have the sole right to correspond with and submit INDs, NDAs, regulatory applications and other filings to the FDA or other Regulatory Authorities to obtain Product Registration approvals to import, export, sell or otherwise commercialize the Licensed Products as PTI deems useful or necessary to fulfill its obligations hereunder. Accordingly, except as otherwise required by law, DURECT shall not correspond directly with the FDA or any other Regulatory Authority relating to the process of obtaining Product Registrations or any obtained Product Registration for the Licensed Products, without PTI’s prior permission. Notwithstanding the foregoing, DURECT agrees to provide such reasonable assistance, as requested by PTI and at PTI’s expense, in preparing, submitting and maintaining NDAs and other applications for such Product Registrations.

6.3 DURECT Rights.

Notwithstanding Section 6.2, due to DURECT’s continuing interest in development and production of products other than the Licensed Products utilizing the SABER™ System, DURECT shall have the right to review and provide comments to those portions of any regulatory correspondence and filings relating to the SABER™ System or its function, manufacture or safety, including manufacturing specifications, adverse event reports and the relevant portions of the Chemistry, Manufacturing and Controls section of any NDA or its equivalent filing with a Regulatory Authority prior to submission thereof, provided that DURECT shall be required to provide any comments to PTI within [* * *] business days after receipt of any draft filings or correspondence from PTI, and further provided that PTI shall incorporate in any such correspondence or filing DURECT’s reasonable comments. In addition, the Chemistry, Manufacturing and Controls section of any regulatory filing, to the extent it relates to the SABER™ System, may be maintained by DURECT, in one or more of DURECT’s master files (e.g., drug master file as described in 21 C.F.R. § 314.420) to the extent permissible under applicable laws and regulations, for which PTI shall have the right of reference for each Licensed Product hereunder.

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ARTICLE VII

THE JOINT DEVELOPMENT TEAM

7.1 The Joint Development Team.

As soon as practicable after the execution of this Agreement, but no later than thirty (30) days after the Effective Date, the Parties shall establish a joint development team (the “Joint Development Team” or “JDT”). The JDT will be composed of [* * *] members selected by DURECT, and [* * *] members selected by PTI. The initial members of the JDT are set forth on Exhibit 7.1 hereto. Each Party, at its sole discretion, may at any time upon written notice to the other Party replace the members selected by it. Each Party shall appoint at least one member who shall be an individual within the senior management of such Party (i.e., being a vice president level or higher). Those representatives of each such Party shall, individually or collectively, have expertise in pharmaceutical drug development. Each Party shall use commercially reasonable efforts to cause its respective representatives to attend all meetings of the JDT. Each Party shall bear any travel and out-of-pocket expenses incurred by its members in connection with the JDT’s meetings.

7.2 Meetings.

The JDT shall meet [* * *] or as otherwise mutually agreed upon by the Parties. Meetings of the JDT may be held by the physical presence of its members or by teleconference or videoconference. At each meeting of the JDT, the JDT shall review the progress with respect to the Pre-Clinical Program during the period since the last meeting.

7.3 Responsibilities.

The JDT shall be charged with managing and overseeing the conduct of the Pre-Clinical Program and performing other tasks and duties specified in the Agreement. The responsibilities and authority of the JDT may be adjusted as the Parties shall agree in writing. The JDT shall perform any additional tasks as shall be agreed to by the Parties in writing.

7.4 Decision Making and Authority.

With respect to any matter for which responsibility is assigned to the JDT hereunder, if the JDT cannot reach consensus within [* * *] days after the matter is first identified for resolution, such matter will be promptly presented by the members on the JDT to the chief executive officers of each DURECT and PTI. Such executives shall meet to discuss each Party’s view and to explain the basis for disagreement. If such executives are unable to resolve such dispute within [* * *] days of their meeting, the matter shall be resolved by the PTI executive who has the principal responsibility for PTI’s work under this Agreement or who is designated by PTI. Notwithstanding the foregoing, nothing herein, and no decision made under this Section 7.4 shall be deemed to modify or supersede the express terms and conditions of the Agreement.

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7.5 Termination of JDT.

Once all follow-up review of the Pre-Clinical Program for all Licensed Products then under development has been completed, the activities of the JDT shall terminate on a date as shall be agreed upon by the JDT.

ARTICLE VIII

GRANT OF LICENSE

8.1 License.

On the terms and conditions of this Agreement, as between the Parties hereto, PTI shall have the exclusive right to Commercialize each of the Licensed Products in the Territory, with the right to record sales for its own account. Subject to the terms and conditions of this Agreement, DURECT hereby grants to PTI, and PTI accepts, the non-transferable, sole and exclusive right and license under the DURECT Patent Rights and DURECT Technology (with the right to grant and authorize sublicenses as set forth in Section 8.3) to the extent necessary to develop, manufacture, market, import, use or sell each Licensed Products throughout the Territory.

8.2 Term of License.

(a) Subject to Section 8.2(b), the term of the license granted under Section 8.1 with respect to each Licensed Product shall commence as of the Effective Date and, unless sooner terminated as provided hereunder, shall terminate as to each country in the Territory upon the expiration of the later of:

(i) the expiration or invalidation of the last to expire or be invalidated of the DURECT Patent Rights which but for this Agreement would be infringed by the sale of the Licensed Product based on such DURECT Patent Rights in such country, including any extension of such DURECT Patent Rights; and

(ii) [* * *] years after the First Commercial Sale in such country of the Licensed Product.

(b) Except as otherwise expressly provided herein, all licenses granted under this Article VIII shall terminate upon the termination or expiration of the Agreement. In the event of expiration (but not any other termination) of this Agreement under Section 15.1, PTI’s licenses under this Article VIII under the DURECT Technology (excluding any Patents) shall [* * *].

8.3 Sublicense.

Subject to the terms and conditions of this Agreement, PTI has the nontransferable, sole and exclusive right to grant and authorize sublicenses under its license pursuant to Section 8.1 to any Third Party or Affiliate, provided that DURECT shall have the right to approve all Sublicensees, as defined in Section 1.56 clause (i), but not clause (ii), which approval shall not be unreasonably

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withheld, delayed or conditioned upon the receipt of additional consideration. PTI shall ensure that (i) each Sublicensee shall be subject to and shall comply with terms and conditions with respect to DURECT Patent Rights and DURECT Technology that are no less stringent than those set forth under this Agreement; and (ii) the rights of DURECT under this Agreement shall not be prejudiced, reduced or limited in any way as a result of such sublicense of rights. In the event that the license granted to PTI in Section 8.1 is terminated with respect to any country in the Territory, all sublicenses granted by PTI to Sublicensees approved by DURECT above in such country survive, provided that upon request of DURECT such Sublicensee promptly agrees in writing to be bound by the applicable terms and conditions of this Agreement including Article IX below.

8.4 Exclusivity.

(a) Subject to Section 4.2, during the Term, DURECT shall not, and shall not authorize nor license any Third Party or Affiliate any right under the DURECT Patent Rights or DURECT Technology to develop, manufacture, market, import, use or sell or otherwise commercialize any product [* * *] in any countries in the Territory with respect to which the license granted to PTI under Section 8.1 has not been terminated or expired.

(b) Commencing upon [* * *] and thereafter during the Term, except for Licensed Products hereunder, PTI shall not, and shall not authorize nor license any Third Party or Affiliate to develop, manufacture, market, import, use or sell or otherwise commercialize any product [* * *] in any country in the Territory with respect to which the license granted to PTI under Section 8.1 has not been terminated or expired. [* * *].

(c) In the event of a Change of Control of PTI pursuant to which this Agreement is assigned to PTI’s Acquiror pursuant to Section 17.1, the restrictions contained in Section 8.4(b), shall not prevent the Acquiror or its Affiliates from [* * *]. In the event of a Change of Control of DURECT pursuant to which this Agreement is assigned to DURECT’s Acquiror pursuant to Section 17.1, the restrictions contained in Section 8.4(a), shall not prevent the Acquiror or its Affiliates from [* * *]:

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(i) [* * *]

(ii) [* * *]

(d) [* * *].

8.5 Commercial Diligence.

All activities relating to the Commercialization of the Licensed Product in the Territory shall be determined by PTI at its sole discretion and expense; provided, that PTI shall use commercially reasonable efforts to Commercialize the Licensed Product in the Territory. If PTI has not: (i) applied for Product Registration for a particular Licensed Product in any [* * *] Major Market Countries other than the U.S. within [* * *] years after obtaining Regulatory Approval for such Licensed Product in the U.S.; (ii) applied for Product Registration for a particular Licensed Product

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in any [* * *] Major Market Countries other than the U.S. within [* * *] years after obtaining Regulatory Approval for such Licensed Product in the U.S.; (iii) applied for Product Registration for a particular Licensed Product in [* * *] Major Market Countries other than the U.S. within [* * *] years after obtaining Regulatory Approval for such Licensed Product in the U.S.; or (iv) made the First Commercial Sale in any Major Market Country within [* * *] months after receipt of Product Registration for such Particular Product in such Major Market Country, then DURECT may, upon [* * *] days prior written notice to PTI (unless PTI applies for such Product Registration or makes such First Commercial Sale within such [* * *] day period), terminate the rights granted to PTI under Section 8.1 with respect to such Licensed Product in such country (each, a “Terminated Country”). In such event, DURECT shall have the right to Commercialize such Licensed Product in the Terminated Country in accordance with Section 15.5(b). The Parties shall agree in good faith to extensions of any of the foregoing specified dates related to Commercialization of a Licensed Product in a particular country in the event that PTI is unable to meet such specified dates for completion of requirements despite using commercially reasonable efforts to do so and to take into account delays which are due to factors (including regulatory issues) which are out of the reasonable control of PTI. Notwithstanding anything herein to the contrary, in the event that PTI in its commercially reasonable judgment deems it commercially unreasonable or imprudent to launch a Licensed Product in a particular Major Market Country or other country in the Territory, after considering among other things: (A) [* * *], (B) [* * *], (C) [* * *], (D) [* * *], and (E) [* * *], PTI shall notify DURECT in writing of such determination and PTI shall not have any obligation to perform any clinical development or file for any Product Registrations with respect to a Licensed Product in such Major Market Country or other country. Notwithstanding the foregoing, in the event that DURECT disagrees with PTI’s determination with respect to a Major Market Country, DURECT shall notify PTI within [* * *] days of PTI’s notice and the Parties shall resolve such disputepursuant Section 16.1(b); with respect to other countries PTI shall have sole discretion when acting in good faith.

8.6 License to DURECT.

PTI hereby grants to DURECT a limited, royalty-free, nonexclusive license, without right to sublicense, under the PTI Patents and PTI Technology to the extent reasonably necessary and solely to perform its obligations in accordance with this Agreement, which grant shall expire on the termination of this Agreement for any reason.

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ARTICLE IX

PAYMENTS

9.1 Upfront Payments.

PTI shall make the following payments specified below to DURECT within [* * *] days following achievement of the corresponding event:

Event	Payment
(a) [* * *]	[* * *]

(b) [* * *]

9.2 Milestone Payments for Initial Licensed Product.

PTI shall make the following payments specified below to DURECT within [* * *] days following achievement of the corresponding event only with respect to the Initial Licensed Product.

Event	Payment
(a) [* * *]

(b) [* * *]

(c) [* * *]

(d) [* * *]

9.3 Milestone Payments for Each Subsequent Licensed Product.

PTI shall make the following payments specified below to DURECT within [* * *] days following achievement of the corresponding event only with respect to each Licensed Product on which development is commenced after the Initial Licensed Product.

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Event	Payment
(a) [* * *]

(b) [* * *]

(c) [* * *]

(d) [* * *]

9.4 Other.

For purposes of this Agreement, (i) [* * *]; (ii) [* * *]; and (iii) [* * *]. Additionally, each Licensed Product [* * *] shall be deemed a separate Licensed Product for purposes of the payments under Section 9.2 and 9.3.

9.5 Royalties.

Subject to the terms and conditions of this Agreement and for the duration of any surviving license granted to PTI during the term specified in Section 8.2(a), PTI will pay DURECT, in each calendar year, a royalty on Net Sales of each Licensed Product in the each country of the Territory according to the schedule as set forth on Exhibit 9.5, which is attached hereto and incorporated herein by reference.

(a) Royalties in accordance with Exhibit 9.5 shall be paid quarterly as of March 31, June 30, September 30 and December 31 (each being the last day of an Accounting Period) within [* * *] days after the end of each Accounting Period in which such Net Sales occur, commencing with the calendar quarter in which the First Commercial Sale of the Licensed Product is made by PTI or its Sublicensees or Affiliates.

(b) The obligation to pay royalties to DURECT under Section 9.5(a) above shall be imposed only once with respect to any sale of the Licensed Product, regardless of the number of DURECT Patent Rights covering or the DURECT Technology licensed by DURECT to PTI. There shall be no obligation to pay royalties to DURECT under Section 9.5(a) above on sales or transfer of

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the Licensed Product between or among PTI, its Affiliates and its Sublicensees (unless such Sublicensee or Affiliate is an end user of the Licensed Product).

(c) In the event that a Licensed Product is sold in combination with another product, component or service for which no royalty would be due hereunder if sold separately, Net Sales from such combination sales for purposes of calculating the amounts due under this Section 9.5 shall be calculated by multiplying the Net Sales of the combination product by the fraction A/(A + B), where A is the average gross selling price during the Accounting Period of the Licensed Product sold separately and B is the gross selling price during the Accounting Period of the product(s), component(s) and/or service(s) which was combined with the Licensed Products.

9.6 Mode of Payment.

PTI shall make all payments required under this Agreement in United States Dollars to DURECT by wire transfer of immediately available funds to a bank account of DURECT designated by DURECT from time to time in accordance with this Agreement. With respect to sales which are not denominated in United States Dollars, payments shall be calculated based on currency exchange rates for the calendar quarter for which remittance is made for royalties. For each currency, such exchange rate shall equal the arithmetic average of the daily exchange rates (obtained as described below) during the calendar quarter. Each daily exchange rate shall be obtained from The Wall Street Journal, Western United States Edition, or, if not so available, as otherwise agreed to in writing by the Parties.

9.7 Tax Withholding.

If any law or regulation requires the withholding by PTI or its Affiliates or Sublicensees of any taxes due on payments to be remitted to DURECT, such taxes shall be deducted from the amounts paid to DURECT. If the taxes are deducted from the amounts paid to DURECT, then PTI shall use commercially reasonable efforts to furnish DURECT proof of payment of all such taxes and shall reasonably cooperate with DURECT in any efforts by DURECT to obtain a credit for such taxes.

9.8 Accounting and Audit.

(a) PTI agrees to keep clear, accurate and complete records for a period of at least [* * *] years (or such longer period as may correspond to PTI’s internal records retention policy) for each reporting period in which sales occur showing the manufacturing, sales, use and other disposition of the Licensed Products in sufficient detail to enable the share of Net Sales payable hereunder to be determined, and further agrees to permit its books and records to be examined by an independent accounting firm selected by DURECT and reasonably satisfactory to PTI, from time-to-time to the extent necessary, but not more frequently than [* * *] a year. Such accounting firm shall report to DURECT only whether payment reports provided hereunder are accurate, and, if not accurate, the amount of any discrepancy. Such examination by an independent accounting firm under this Section 9.8(a) is to be made at the expense of DURECT, except that if the results of the audit for any year reveal that PTI has underpaid DURECT with respect to any country by an amount exceeding the audit fees in any individual country of the Territory for such year, then the audit fees

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

shall be paid by PTI. The amount of any such underpayment will be promptly paid to DURECT. All information accessed or learned by DURECT and its accounting firm pursuant to this Section 9.8(a) shall be deemed to be the Confidential Information of PTI pursuant to Article XIII.

(b) DURECT agrees to keep clear, accurate and complete records for a period of at least [* * *] years (or such longer period as may correspond to DURECT’s internal records retention policy) in sufficient detail to substantiate the determination of the DURECT Research Expenses and Manufacturing Costs for SABER™ Ingredients and Bulk Dosage Form supplied by or on behalf of DURECT hereunder, and further agrees to permit its books and records to be examined by an independent accounting firm selected by PTI and reasonably satisfactory to DURECT, from time-to-time to the extent necessary, but not more frequently than [* * *] a year. Such accounting firm shall report to PTI only whether invoices or other requests for payment hereunder are accurate, and, if not accurate, the amount of any discrepancy. Such examination by an independent accounting firm under this Section 9.8(b) is to be made at the expense of PTI, except that if the results of the audit for any year reveal that DURECT has overcharged PTI by an amount exceeding the audit fees, then the audit fees shall be paid by DURECT. Any such overpayment by PTI will be promptly reimbursed by DURECT. All information accessed or learned by PTI and its accounting firm pursuant to this Section 9.8(b) shall be deemed to be the Confidential Information of DURECT pursuant to Article XIII.

ARTICLE X

REPRESENTATIONS AND WARRANTIES

10.1 Representations and Warranties of DURECT.

DURECT represents and warrants to PTI that:

(a) The execution, delivery and performance of this Agreement by DURECT Corporation and SBS shall not, with or without notice or the passage of time or both, result in any violation of or constitute a default under any material contract, obligation or commitment to which either DURECT Corporation or SBS is a party or by which either is bound, or any statute, rule or governmental regulation applicable to either DURECT Corporation or SBS. This Agreement constitutes a valid and binding obligation of each of DURECT Corporation and SBS, enforceable in accordance with its terms.

(b) DURECT Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and SBS is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama, and each of DURECT Corporation and SBS has all requisite legal and corporate power and authority to carry on its business, grant the licenses to be granted by DURECT hereunder and to carry out and perform its obligations hereunder. All corporate action on the part of DURECT Corporation and SBS and their respective officers and directors necessary for the entering into of this Agreement, the grants of licenses pursuant hereto and the performance of the obligations of DURECT Corporation and SBS hereunder has been taken.

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

(c) DURECT shall perform all of its obligations set forth under this Agreement in compliance with all applicable laws in the Territory, including, if applicable, the cGMP’s.

(d) DURECT is the owner of, or has sufficient rights to, all of the DURECT Patent Rights and the DURECT Technology in the Territory to grant to PTI the licenses granted hereunder. All DURECT Patent Rights are in full force and effect and free of all liens, charges, encumbrances and security interests. To the best knowledge of DURECT, the use of the SABER™ Delivery System, the DURECT Patent Rights and the DURECT Technology pursuant to the provisions hereof and contemplated herein has not and does not infringe the rights of any Third Party in the Territory. As of the Effective Date of this Agreement, to the best knowledge of DURECT, there are no adverse actions, suits, or claims pending or threatened against DURECT or its Affiliates in any court or by or before any governmental body or agency in the Territory with respect to the SABER™ Delivery System, the DURECT Patent Rights or the DURECT Technology.

10.2 Disclaimer of Warranties by DURECT.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SABER™ DELIVERY SYSTEM, DURECT TECHNOLOGY AND DURECT PATENT RIGHTS LICENSED BY DURECT TO PTI UNDER THIS AGREEMENT ARE PROVIDED “AS IS,” AND DURECT EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

10.3 Representations and Warranties of PTI.

PTI represents and warrants to DURECT that:

(a) The execution, delivery and performance of this Agreement by PTI shall not, with or without notice or the passage of time or both, result in any violation of or constitute a default under any material contract, obligation or commitment to which PTI is a party or by which it is bound, or any statute, rule or governmental regulation applicable to PTI. This Agreement constitutes a valid and binding obligation of PTI, enforceable in accordance with its terms.

(b) PTI is a company duly organized under the laws of Delaware, and has all requisite legal and corporate power and authority to carry on its business and the performance of its obligations under this Agreement. All corporate action on the part of PTI and its officers and directors necessary for the entering into of this Agreement and the performance of PTI’ obligations hereunder has been taken.

(c) PTI shall perform all of its obligations set forth under this Agreement in compliance with all applicable laws in the Territory.

(d) PTI has obtained and will maintain at all times during the Term and for so long as any license granted pursuant to Section 8.1 survives, all rights and licenses with respect to the Opioid Drug as necessary to develop and commercialize the Licensed Product in the Territory. To the best knowledge of PTI, the use of the Opioid Drug pursuant to the provisions of this Agreement and as contemplated herein has not and does not infringe the rights of any Third Party in the

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

Territory. As of the Effective Date of this Agreement, to the best knowledge of PTI, there are no adverse actions, suits, or claims pending or threatened against PTI or its Affiliates in any court or by or before any governmental body or agency in the Territory with respect to the Opioid Drug.

10.4 Disclaimer of Warranties by PTI.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, PTI TECHNOLOGY AND PTI PATENT RIGHTS LICENSED BY PTI TO DURECT UNDER THIS AGREEMENT ARE PROVIDED “AS IS,” AND PTI EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE XI

INDEMNIFICATION

11.1 Indemnification by PTI.

PTI shall at all times, during and after the Term of this Agreement, indemnify and hold harmless DURECT and its Affiliates and their respective directors, officers, employees, scientific advisors and consultants (each, a “DURECT Indemnitee”) against any and all claims, losses, damages and liabilities, including reasonable attorneys’ fees and costs (“Losses”), arising out of or resulting from any claim, action, suit or other proceeding brought by a Third Party against a DURECT Indemnitee arising from or resulting out of (i) any breach of any express representation, warranty or covenant by PTI under this Agreement, (ii) the negligence or willful misconduct of PTI or any of its respective directors, officers and employees or (iii) the development, manufacture, market, import, use or sale of the Licensed Product or the Opioid Drug by PTI or its Sublicensees or Affiliates pursuant to this Agreement, including without limitation any and all product liability and intellectual property infringement claims. The foregoing indemnity obligation shall not apply to the extent that any such claim, loss, damage, liability or Third Party claim or suit is covered by DURECT’s indemnity obligation under Section 11.2 hereof, as to which Losses each Party shall indemnify the other Party to the extent of their respective liability for the Losses.

11.2 Indemnification by DURECT.

DURECT Corporation and SBS shall jointly and severally at all times, during and after the Term of this Agreement, indemnify and hold harmless PTI and its Affiliates and their respective directors, officers, employees, scientific advisors and consultants (each, a “PTI Indemnitee”) against any and all Losses arising out of or resulting from any claim, action, suit or other proceeding brought by a Third Party against a PTI Indemnitee arising from or resulting out of (i) any breach of any express representation, warranty or covenant by DURECT Corporation or SBS under this Agreement, (ii) the negligence or willful misconduct of DURECT Corporation or SBS or any of their respective directors, officers and employees; (iii) the infringement of a Third Party’s proprietary rights by reason of practice or other exploitation of the SABER™ Delivery System in accordance with the terms of this Agreement; and (iv) the development, manufacture, market,

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

import, use or sale of the SABER™ Ingredients supplied by or on behalf of DURECT hereunder, including without limitation any and all product liability and intellectual property infringement claims. The foregoing indemnity obligation shall not apply to the extent that such claim, loss, damage, liability or Third Party claim or suit is covered by PTI’s indemnity obligation under Section 11.1 hereof, as to which Losses each Party shall indemnify the other Party to the extent of their respective liability for the Losses.

11.3 Obligations of the Party Seeking to Be Indemnified.

If a DURECT Indemnitee or PTI Indemnitee (each an “Indemnified Party”) receives any written Third Party claims which it believes is the subject of indemnity hereunder by DURECT or PTI, as the case may be (in each case an “Indemnifying Party”), the Indemnified Party shall, as soon as reasonably practicable after forming such belief, give notice thereof to the Indemnifying Party, including full particulars of such claim to the extent known to the Indemnified Party; provided that the failure to give timely notice to the Indemnifying Party as contemplated hereby shall not release the Indemnifying Party from any liability to the Indemnified Party except to the extent that the Indemnifying Party is injured by such delay. The Indemnifying Party shall have the right, by prompt notice to the Indemnified Party, to assume the defense of such claim at the cost of the Indemnifying Party. If the Indemnifying Party does not assume the defense of such claim or, having done so, does not diligently pursue such defense, the Indemnified Party may assume such defense, with counsel of its choice, but at the cost and for the account of the Indemnifying Party. If the Indemnifying Party so assumes such defense, the Indemnified Party may participate therein through counsel of its choice, but the cost of such counsel shall be for the account of the Indemnified Party. The Party not assuming the defense of any such claim shall render all reasonable assistance to the Party assuming such defense, and all out-of-pocket costs of such assistance shall be for the account of the Indemnifying Party. No such claim shall be settled other than by the Party defending the same, and then only with the consent of the other Party, which shall not be unreasonably withheld; provided that the Indemnified Party shall have no obligation to consent to any settlement of any such claim which imposes on the Indemnified Party any liability or obligation which cannot be assumed and performed in full by the Indemnifying Party.

ARTICLE XII

OWNERSHIP OF INTELLECTUAL PROPERTY, PATENT PROSECUTION, ENFORCEMENT AND INFRINGEMENT

12.1 Patent Prosecution and Maintenance.

Subject to DURECT’s right to abandon or to elect not to apply for such Patents as set forth in this Section 12.1(a) below, DURECT shall, at its sole expense and discretion, prepare, file, prosecute, defend and maintain all Patents in the Territory with respect to the DURECT Patent Rights and the DURECT Technology, which are owned by DURECT. DURECT will consult with PTI and its patent counsel regarding all such matters relating to such Patents which cover any Licensed Product in the Territory or arise out of the performance of activities under this Agreement and will take into account in good faith PTI’s reasonable requests and comments in order to obtain the maximum patent protection reasonably obtainable for the Licensed Product. DURECT will have

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

the right, in its sole discretion, in good faith, to abandon any Patent in any country or to elect not to apply for a Patent in any country; provided, however that with respect to any Patent which covers any Licensed Product in the Territory or arise out of the performance of activities under this Agreement (i) DURECT shall give PTI timely notice in advance of any abandonment of such Patent and (ii) and if PTI timely notifies DURECT that PTI desires such Patent to be maintained, then DURECT shall maintain such Patent subject to PTI’s reimbursement to DURECT of all reasonable out-of-pocket costs incurred by DURECT for maintenance of such Patent and PTI may deduct such maintenance costs from royalties due on Net Sales under Article IX in such country or Territory as applicable to such Patent.

12.2 Notification of Infringement.

If either Party learns of an infringement or threatened infringement by a Third Party of any DURECT Patent Rights, DURECT Technology, PTI Patent Rights or PTI Technology relating to the manufacture, use or sale of products incorporating any Opioid Drug in the Field in the Territory, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement.

12.3 Patent Enforcement.

As between DURECT and PTI, DURECT shall have the first right, but not the duty, to institute infringement actions against Third Parties based on any DURECT Patent Rights or DURECT Technology in the Territory. If DURECT does not institute an infringement proceeding against an offending Third Party based on DURECT’s Patent Rights or DURECT Technology relating to the manufacture, use or sale of any products incorporating any Opioid Drug intended for the oral route comprising a Controlled Release Carrier in the Field in the Territory within [* * *] months after receipt of written notice from PTI, PTI shall have the right, but not the duty, to institute such an action, provided, however, that notwithstanding the foregoing, if DURECT notifies PTI during such [* * *] month period that it disputes in good faith whether such Third Party is infringing DURECT Patent Rights or DURECT Technology by the manufacture, use, sale or importation of products incorporating any Opioid Drug intended for the oral route comprising a Controlled Release Carrier in the Field in the Territory, then the Parties shall refer such matter to a mutually acceptable independent patent counsel. The patent counsel will be asked to render his or her opinion on the matter within [* * *] days after referral. In the event the patent counsel renders an opinion, based on all facts available to him or her, that the Third Party is so infringing the DURECT Technology and DURECT Patents in the Field in the Territory, then PTI may, at its election, initiate an action against such Third Party. If the patent counsel renders an opinion, based on all facts available to him or her, that the Third Party is not so infringing the DURECT Technology and DURECT Patents in the Field in the Territory, then PTI may not initiate an action against such Third Party. The Party against whom the opinion is rendered shall bear all costs of the patent counsel in rendering such opinion. The costs and expenses of any infringement action (including fees of attorneys and other professionals) brought against a Third Party under this Section 12.3 shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as they may agree in writing. Each Party shall execute all necessary and proper documents and take such actions as shall be appropriate to allow the other Party to institute and

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prosecute such infringement actions. Any award paid by Third Parties as a result of such an infringement action (whether by way of settlement or otherwise), shall be used first to reimburse the Party(ies) initiating and maintaining such action for the costs and expenses (including attorneys’ and professional fees) incurred in connection with such action, and the remainder of the recovery shall be (to the extent the same represents damages from manufacture, use, sales or importation of products incorporating any Opioid Drug intended for the oral route comprising a Controlled Release Carrier within the Field) treated as Net Sales (i.e., paid to or retained by PTI, as applicable, less the applicable royalty as calculated in accordance with Section 9.5 to be retained by or paid to DURECT, as applicable) and any remainder (i.e., that remaining portion, if any, that does not represent damages from manufacture, use, sales or importation of products incorporating any Opioid Drug within the Field intended for the oral route comprising a Controlled Release Carrier) shall be paid to DURECT.

12.4 Infringement of Third Party Rights and Licenses from Third Party.

(a) If either Party identifies or receives notice of an infringement or potential infringement of a Third Party’s patent(s) as a result of the development or Commercialization of the Licensed Product under this Agreement, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such potential infringement.

(b) Without limiting Article XI, in the event that during the Term any Third Party institutes against DURECT or PTI any action that alleges that the SABER™ Delivery System, SABER™ Ingredients supplied by or on behalf of DURECT, the DURECT Patent Rights or the DURECT Technology in accordance with the terms hereof infringes the intellectual property rights held by such Third Party, then, as between DURECT and PTI and its Affiliates and Sublicensees, DURECT, at its sole expense, shall have the right to contest, and assume direction and control of the defense of, such action, including the right to settle such action on terms determined by DURECT; provided that in no event shall DURECT enter into any settlement that adversely affects the interests of PTI, its Affiliates, or Sublicensees without PTI’s prior written consent, which shall not be unreasonably withheld and further provided that if such action was brought against PTI, its Affiliates or Sublicensee, PTI (itself or through a designee) shall have the right to participate in such action at PTI’s or its designee’s expense and in all events DURECT shall keep PTI or its designee fully informed with respect thereto and integrate reasonable requests or suggestions by PTI or its designee into DURECT’s strategy therefor. PTI, at DURECT’s expense, shall use all reasonable efforts to assist and cooperate with DURECT as reasonably requested by DURECT in such action. Notwithstanding Section 11.2, if, as a result of any such action, a judgment is entered by a court of competent jurisdiction from which no appeal can be taken or from which no appeal is taken within the time permitted for appeal, or a settlement is entered into by DURECT, such that any of the SABER™ Delivery System, SABER™ Ingredients, the DURECT Patent Rights, and the DURECT Technology cannot be used in accordance with this Agreement in a country without infringing the intellectual property rights of such Third Party, then PTI shall have the right either to (i) terminate this Agreement effective immediately or (ii) obtain a license from such Third Party or require DURECT to obtain a license from such Third Party in such country and at PTI’s sole discretion, to offset the cost of such license against any royalties owed to DURECT in such country hereunder, provided that the cumulative amount offset by PTI pursuant to this Section 12.4(b) shall not exceed [* * *] of the royalty rate then payable by PTI in such country hereunder.

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(c) Without limiting Article XI, in the event that during the Term any Third Party institutes against DURECT or PTI any action that alleges that the Opioid Drug, PTI Patent Rights or the PTI Technology in the Territory in accordance with the terms hereof infringes the intellectual property rights held by such Third Party, then, as between DURECT and PTI, PTI, at its sole expense, shall have the sole obligation to contest, and assume direction and control of the defense of, such action, including the right to settle such action on terms determined by PTI; provided that in no event shall PTI enter into any settlement that adversely affects the interests of DURECT or its Affiliates, whether under this Agreement or otherwise, without DURECT’s prior written consent, which shall not be unreasonably withheld or delayed and further provided that if such action was brought against DURECT or its Affiliates, DURECT (itself or through a designee) shall have the right to participate in such action at DURECT’s or its designee’s expense and in all events PTI shall keep DURECT or its designee fully informed with respect thereto and integrate reasonable requests or suggestions by DURECT or its designee into PTI’s strategy therefor. DURECT, at PTI’s expense, shall use all reasonable efforts to assist and cooperate with PTI as reasonably requested by PTI in such action. Notwithstanding Section 11.1, if, as a result of any such action, a judgment is entered by a court of competent jurisdiction from which no appeal can be taken or from which no appeal is taken within the time permitted for appeal, or a settlement is entered into by PTI, such that PTI cannot develop or commercialize a Licensed Product in a country in the Territory, then DURECT shall have the right to terminate the rights granted to PTI under Section 8.1 with respect to such Licensed Product with respect to such country and such country shall thereafter no longer be included in the Territory.

(d) For clarity, except as expressly indicated in this Section 12.4, any Third Party claim alleging infringement for which a Party intends to seek indemnification pursuant to Article XI above, shall be subject to the terms and conditions set forth in Article XI.

12.5 Ownership and Inventions.

(a) Without regard to inventorship, all Inventions (together with all intellectual property rights therein) that comprise: (i) [* * *], (ii) [* * *], or (iv) [* * *] (individually and collectively, the “DURECT Inventions”) shall be solely owned by DURECT; provided that [* * *]. Without limiting the foregoing [* * *], PTI hereby assigns and conveys to DURECT, all of its rights, title and interest in and to any DURECT Inventions (together with all intellectual property rights therein) made by or on behalf of PTI. PTI shall promptly disclose to DURECT in writing any DURECT Inventions conceived of or reduced to practice by PTI scientists and research, development and technical personnel involved in the performance of activities under this Agreement and shall require such persons to deliver such assignments, confirmations of assignments or other written instruments as are necessary to vest in DURECT clear and marketable title to such DURECT Inventions (together with all intellectual property

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

rights therein). Upon DURECT’s request and at DURECT’s cost, PTI agrees to execute and deliver all papers and perform all acts which are reasonably necessary in order for DURECT to secure, maintain and enforce any Patents claiming DURECT Inventions in any country.

(b) Without regard to inventorship, all Inventions (together with all intellectual property rights therein) excluding the DURECT Inventions described in Section 12.5(a) above shall be solely owned by PTI. The Inventions owned by PTI under this Section 12.5(b) shall be referred to herein as “PTI Inventions” and shall be deemed PTI Technology. For clarity and without limiting the foregoing, it is understood and agreed that the PTI Inventions include any and all Inventions comprising: (i) [* * *], (ii) [* * *], (iii) [* * *], and (iv) [* * *]. DURECT hereby assigns and conveys to PTI, all of its rights, title and interest in and to any PTI Inventions (together with all intellectual property rights therein) made by or on behalf of DURECT. DURECT shall promptly disclose to PTI in writing any PTI Inventions conceived of or reduced to practice by DURECT scientists and research, development and technical personnel involved in the performance of activities under this Agreement and shall require such persons to deliver such assignments, confirmations of assignments or other written instruments as are necessary to vest in PTI clear and marketable title to such PTI Inventions (together with all intellectual property rights therein). Upon PTI’s request and at PTI’s cost, DURECT agrees to execute and deliver all papers and perform all acts which are reasonably necessary in order for PTI to secure, maintain and enforce any Patents claiming the PTI Inventions in any country.

12.6 Ownership of Data and Licensed Product Registrations.

Subject to the provisions of Section 12.5 and the rights and licenses expressly granted hereunder, all rights, title, and interest in and to any and all [* * *] that is developed or collected solely or jointly by the Parties under this Agreement shall be jointly owned by PTI and DURECT and shall be considered the Confidential Information of both PTI and DURECT for purposes hereunder. Subject to the provisions of Section 12.5 and the rights and licenses expressly granted hereunder, all rights, title, and interest in and to [* * *] that is developed or collected solely or jointly by the Parties under this Agreement shall be owned solely by PTI and shall be considered the Confidential Information of PTI for purposes hereunder. Notwithstanding the foregoing, each Party shall have the right to use and disclose (subject to standard confidentiality conditions) the [* * *] for its own business purposes without obtaining the consent of the other Party and may publicly disclose the [* * *] in accordance with Article XIII. All rights, title, and interest in and to [* * *] developed or collected

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solely or jointly by the Parties during the Term of this Agreement shall be owned exclusively by PTI. [* * *]

12.7 Ownership of Information related to Intellectual Property.

Any and all information and material, including any and all intellectual property rights therein and thereto, assigned to a Party pursuant to the terms of this Agreement shall constitute Confidential Information of such Party. And for purposes of Article XIII, such Party shall be deemed the Disclosing Party with respect to such Confidential Information.

ARTICLE XIII

CONFIDENTIALITY

13.1 Confidentiality.

Subject to Section 13.2, during the Term of this Agreement and for [* * *] years thereafter, each Party (for purposes of this Article XIII, the “Recipient”) shall maintain in confidence all information and materials of a confidential or proprietary nature disclosed by the other Party (for purposes of this Article XIII, the “Disclosing Party”) pursuant to this Agreement, including, information relating to the SABER™ Delivery System, the Licensed Product, the Opioid Drugs, the DURECT Patent Rights, the DURECT Technology, the PTI Patent Rights and the PTI Technology, whether provided by the Disclosing Party to the Recipient prior to or after the Effective Date (“Confidential Information”), and shall not use such information or materials for any purpose except as permitted by this Agreement, or disclose the same to anyone other than those of its Affiliates, Sublicensees, employees, consultants, agents or subcontractors as are necessary in connection with the Recipient’s activities as contemplated in this Agreement, provided that prior to such disclosure, each Recipient shall obtain a written agreement from any of its Affiliates, Sublicensees, employees, consultants, agents and subcontractors, prior to receipt of such information or materials, to hold in confidence and not make use of such information or materials for any purpose other than as permitted by this Agreement.

13.2 Disclosure.

The obligation of confidentiality contained in this Agreement shall not apply to the extent that:

(a) the Recipient is required to disclose Confidential Information of the Disclosing Party by order or regulation of a governmental agency or a court of competent jurisdiction, or under the securities laws of any jurisdiction or the rules of the U.S. Securities and Exchange Commission or any stock exchange upon which its securities are listed, except that the Recipient will not make any such disclosure (other than as required under the securities laws of any jurisdiction or the rules of the U.S. Securities and Exchange Commission or any stock exchange upon which its securities are listed) without first notifying the Disclosing Party and (i) upon the request of the Disclosing Party, preparing and submitting in good faith a request for confidential treatment pursuant to the

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

United States securities laws or other equivalent law in the Territory covering such Confidential Information as shall be identified as confidential by the Disclosing Party and (ii) to the extent practicable, allowing the Disclosing Party a reasonable opportunity to seek injunctive relief from (or protective order with respect to) the obligation to make such disclosure;

(b) the Recipient can demonstrate that (i) the disclosed information was at the time of such disclosure to the Recipient already in (or thereafter enters) the public domain other than as a result of actions of the Recipient or its Affiliates, employees, Sublicensees, consultants, agents or subcontractors in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient in connection with the negotiation, execution or performance of this Agreement; (iii) the disclosed information was received by the Recipient on an unrestricted basis from a source unrelated to the Disclosing Party to this Agreement and who is not under a duty of confidentiality to the Disclosing Party; or (iv) the disclosed information was independently developed by the Recipient without use of the Disclosing Party’s information as shown by written evidence contemporaneously prepared with such independent development;

(c) disclosure is made to a government regulatory agency as part of such agency’s approval process related to Product Registration for a Licensed Product; or

(d) disclosure is reasonably necessary for the Recipient to exercise the rights and licenses expressly granted hereunder, except that the Recipient will not make any such disclosure without first notifying the Disclosing Party; without limiting the foregoing, upon the reasonable request of the Disclosing Party, the Recipient shall make any reasonably requested modifications so as to limit such disclosure.

13.3 Publicity.

(a) Except as otherwise provided in this Agreement (including without limitation Section 13.2) or required by law or regulation, no Party will originate any publication, news release or other public announcement, written or oral, whether in the public press, stockholders’ reports or otherwise, relating to the Pre-Clinical Program Information, this Agreement, any sublicense under this Agreement, or the performance under this Agreement, without the prior written approval (including E-mail) of the other Party, which approval shall not be unreasonably withheld or delayed.

(b) Notwithstanding the provisions of Section 13.3(a), the Parties shall agree upon a press release to announce the execution of this Agreement and generally describe the relationship of the Parties hereunder promptly after the Effective Date, together with a corresponding question and answer outline for use in responding to inquiries about the Agreement. Thereafter, each Party may disclose to Third Parties the information contained in such press release and question & answer outline without the need for further approval by the other. Additionally, the Parties agree to issue joint press releases from time to time announcing the occurrence of significant milestones or other events under the Agreement or the Pre-Clinical Program. For clarity, nothing in this Section 13.3 shall be deemed to prevent PTI from originating a press release or other public announcement with respect to entering into an arrangement with a Sublicensee to the extent such press release or other public announcement does not make direct reference to DURECT or this Agreement.

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(c) Each of the Parties hereto agrees not to disclose to any Third Party the terms and conditions of this Agreement without the prior written consent of the other Party hereto, except (i) to advisors and investors on a need-to-know basis under conditions which reasonably ensure the confidentiality thereof; (ii) as required by any court or other governmental body; (iii) as otherwise required by law; (iv) in confidence to legal counsel of such parties; (v) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; (vi) in confidence, in connection with a merger, acquisition of stock or assets, proposed merger or acquisition, or the like; or (vii) as advisable or required in connection with any government or regulatory filings, including without limitation filings with the SEC; provided however, prior to any such required disclosure the non-disclosing Party shall be allowed to review the proposed disclosure, and the disclosing Party agrees to consider in good faith any proposed revisions thereof provided to the disclosing Party within two (2) business days of the non-disclosing Party’s receipt of the proposed disclosure, and the Parties shall seek confidential treatment for such disclosure as permitted by applicable law.

(d) Without limiting Section 13.2 above, to avoid loss of patent rights as a result of premature public disclosure of patentable subject matter, each Party agrees to submit to the other Party, at least [* * *] days prior to submission for publication or disclosure, materials intended for publication or disclosure relating to Inventions owned by such other Party pursuant to Article XII. The Party receiving such materials for review shall notify the other Party within [* * *] days of receipt of such materials whether or not the receiving Party desires to file a patent application on any Invention disclosed in such materials that is owned by such Party pursuant to Article XII, in which case the public disclosure of such materials shall be delayed for a period of [* * *] days from such notification to allow such filing. Further, if the Party receiving such materials believes that such material contains Confidential Information of the receiving Party, the other Party agrees to remove such Confidential Information from the proposed publication or disclosure, unless otherwise allowed pursuant to Section 13.2 above.

ARTICLE XIV

INSURANCE

14.1 Insurance.

(a) PTI shall, at its sole cost and expense, procure and maintain comprehensive general liability insurance and clinical trial insurance policies from a qualified insurance company which has a superior rating from a recognized rating service, with minimum limits of [* * *] for combined bodily injury and property damage. Additionally, prior to launch of any Licensed Product hereunder, PTI shall, at its sole cost and expense, procure and maintain products liability insurance policies from a qualified insurance company which has a superior rating from a recognized rating service, with coverage terms and limits standard and customary for commercialization of products similar to the Licensed Products in the pharmaceutical industry, but no less than [* * *] for combined bodily injury and property damage.

(b) DURECT Corporation and SBS shall, in combination and at their sole cost and expense, procure and maintain comprehensive general liability insurance and products liability insurance policies from a qualified insurance company which has a superior rating from a recognized

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

rating service, with minimum limits of US [* * *] for combined bodily injury and property damage.

(c) Each Party shall have its insurance carrier or carriers furnish to the other Party, at the other Party’s request, certificates that all insurance required under this Section 14.1 is in force, such certificates to indicate any deductible and/or self-insured retention and the effective expiration dates of the policies, and such certificates to stipulate that the other Party shall be given [* * *] days written notice of all cancellation or non-renewal of the policy.

ARTICLE XV

TERM AND TERMINATION

15.1 Term.

This Agreement shall commence as of the Effective Date and, unless sooner terminated as expressly provided hereunder, shall expire upon the expiration of all licenses pursuant to Section 8.2(a) granted to PTI pursuant to Section 8.1 above (“Term”).

15.2 Termination Without Cause.

PTI may terminate this Agreement without cause upon [* * *] days’ prior written notice to DURECT.

15.3 Termination For Cause.

Subject to Section 15.5 and 17.8, either Party (the “Non-Breaching Party”) may terminate this Agreement if (i) the other Party (the “Breaching Party”) fails to materially comply with any of its material obligations under this Agreement (including the material breach of any representation or warranty set forth in Article X), (ii) the Non-Breaching Party gives notice to the Breaching Party specifying the nature of the default and requiring the Breaching Party to cure the default, and (iii) the default is not cured by the Breaching Party within [* * *] days after the receipt of such notice (or if such default cannot reasonably be cured within such [* * *] day period, then one additional [* * *] [* * *] day period if the Breaching Party has commenced and diligently continued actions to cure such default during such initial [* * *] day period), in which event the Agreement shall terminate upon the expiration of such applicable cure period. Failure to pay any amounts due under this Agreement within [* * *] days after written notice that such amounts are overdue shall be deemed a material breach of this Agreement. Notwithstanding the foregoing, if the alleged Breaching Party disputes by written notice to the Non-Breaching Party such material breach in good faith within [* * *] days of receipt of the notice described in clause (ii) above, the Non-Breaching Party shall not have the right to terminate unless it has been determined in accordance with Section 16.1 that the Agreement was materially breached and the Breaching Party fails to thereafter cure such material breach within [* * *] days. The right to terminate shall be in addition to and not in substitution for any other available remedy at law or in equity.

15.4 Termination for Insolvency

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Subject to Section 15.5, either Party may terminate this Agreement upon written notice if, at any time, (i) the other Party shall file in any court or agency pursuant to any statute or regulation of the United States or of any foreign country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets, or (ii) the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within [* * *] days after the filing thereof, or (iii) if the other Party shall make an assignment for the benefit of creditors. The Agreement shall terminate [* * *] days after the delivery of such notice by the terminating Party. The right to terminate shall be in addition to and not in substitution for any other available remedy at law or in equity.

15.5 Effects of Termination.

(a) Upon expiration or termination of this Agreement for any reason other than by DURECT pursuant to Section 15.3, and provided that PTI has commenced marketing of the Licensed Product hereunder, PTI and its Affiliates and Sublicensees shall have the right to continue to sell all inventory of the Licensed Product in such country for a period of [* * *] months from and after the effective date of such termination. Royalties consistent with the provisions of Section 9.5 shall continue to paid to DURECT with respect to such continuing sales.

(b) With respect to any country for which the rights granted to PTI under Section 8.1 have expired, or have been terminated pursuant to this Agreement with respect to a Licensed Product, nothing in this Agreement (including Section 8.4(a)) shall be deemed to prevent DURECT from developing, making, having made, using or selling in such country a product in the Field incorporating the Opioid Drug incorporated in such Licensed Product to the extent that DURECT would have otherwise had the right to do so. Likewise, upon the expiration or termination of this Agreement; in its entirety, nothing in this Agreement shall be deemed to prevent DURECT from developing, making, having made, using or selling products in the Field incorporating an Opioid Drug to the extent that DURECT would have otherwise had the right to do so. For clarity, nothing in this Section 15.5(b) is intended to grant any rights to DURECT under any intellectual property of PTI nor is intended to relieve DURECT from any of the surviving obligations hereunder including those obligations under Article XIII.

(c) In the event of the termination or expiration of this Agreement (or any country within the Territory) by PTI, PTI shall pay DURECT in accordance with the terms hereof all amounts due and payable under this Agreement through the date of termination and for all costs not refundable to DURECT in respect of which DURECT reasonably made commitments in connection with the performance of its obligations hereunder before the date of delivery of such notice of termination.

(d) Termination or expiration of this Agreement shall not relieve any Party of any obligations or liabilities arising prior to the effective date of termination or expiration.

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

15.6 Return of Records and Data.

Within thirty (30) days after the termination or expiration of this Agreement, each Party shall promptly return to the other Party all tangible copies of Confidential Information received from the other Party except that each Party may keep one (1) copy of any Confidential Information received from the other Party solely for monitoring its confidentiality obligations hereunder.

15.7 Surviving Provisions.

The Parties’ rights and obligations under Articles I, XI, XIII, XVI and XVII and Sections 2.3(b), 3.3(c), 5.3(f), 5.3(g), 5.3(h), 8.3 (last sentence), 9.6-9.8, 10.2, 10.4, 12.5-12.7 and 15.5-15.7 shall survive any termination or expiration of this Agreement. Additionally, the last sentence of Section 8.2(b) shall survive expiration, but not earlier termination of this Agreement.

ARTICLE XVI

DISPUTE RESOLUTION

16.1 Arbitration.

(a) Except for disputes, controversies or claims relating to intellectual property rights or the scope of the licenses granted hereunder or which are subject to Section 16.1(b), and subject to Section 16.2, any dispute, controversy or claim arising under, out of or in connection with this Agreement, including any subsequent amendments, or the validity, enforceability, construction, performance or breach hereof, shall be finally settled under the Rules for Commercial Dispute Resolution Procedures of the Arbitration of American Arbitration Association (“AAA”) then in force on the date of commencement of the arbitration by three (3) arbitrators appointed in accordance with those Rules; provided however if the Parties mutually agree, such arbitration may be conducted by a single mutually agreeable arbitrator. The award rendered shall be final and binding on the Parties. Judgment upon the award may be entered in any court having jurisdiction. The place of arbitration shall be in San Jose, CA. The law of the State of California shall be applied. The Parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrators shall have no authority to award, punitive or exemplary damages against either Party. The costs of any arbitration, including administrative fees and fees of the arbitrators, shall be shared equally by the Parties, unless otherwise specified by the arbitrators. Each Party shall bear the cost of its own attorneys’ and expert fees; provided that the arbitrators may in their discretion award to the prevailing Party the costs and expenses incurred by the prevailing Party in connection with the arbitration proceeding.

(b) In the event DURECT disputes PTI’s determination under Section 8.5 as to the commercially reasonableness or prudence of performing clinical development for or launching a particular Licensed Product in a Major Market Country, then DURECT shall have the right to have such dispute resolved in accordance with this Section 16.1(b) and subject to Section 16.2. The Parties shall agree upon and appoint one (1) arbitrator within twenty (20) days after the notice of arbitration is received by PTI and, failing such agreement, either Party may apply under the applicable rules of the AAA for the appointment of an arbitrator, and the selection of an arbitrator

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under such rules of the AAA shall be final and binding on the Parties. Such arbitrator shall have appropriate experience in marketing pharmaceutical products and be independent of both Parties. The arbitration shall take place in Santa Clara County, CA. Within thirty (30) days after such arbitrator is identified and retained in writing, each Party shall submit to such arbitrator and the other Party a written proposal for resolving such dispute. The arbitrator shall select the proposal of one Party within sixty (60) days of the receipt of both proposals, which proposal shall be deemed the judgment and award with respect to such dispute. The arbitrator shall limit discovery as reasonably practicable to complete the arbitration as soon as practicable. The Party whose proposal was not accepted shall bear all costs of such arbitration, including administrative fees and fees of the arbitrator. Each Party shall bear the cost of its own attorneys’ and expert fees; provided that the arbitrator may in his/her discretion award to the prevailing Party the costs and expenses incurred by the prevailing Party in connection with the arbitration proceeding.

16.2 Pre-Arbitration Dispute Resolution.

No dispute under this Agreement shall be referred to arbitration under Section 16.1 until the following procedures in this Section 16.2 have been satisfied. The chief executive officers of PTI and DURECT shall meet as soon as practicable, as reasonably requested by either Party to review any dispute with respect to the interpretation of any provision of this Agreement or with respect to the performance of either Party under this Agreement. If the dispute is not resolved by the chief executive officers by mutual agreement within thirty (30) calendar days after a meeting to discuss the dispute, either Party may at any time thereafter provide the other Party written notice specifying the terms of such dispute in reasonable detail and notifying the other Party of its decision to institute arbitration proceedings under Section 16.1.

16.3 Provisional Remedy.

Nothing in this Agreement shall limit the right of either Party to seek to obtain in any court of competent jurisdiction any equitable or interim relief or provisional remedy, including injunctive relief. Seeking or obtaining such equitable or interim relief or provisional remedy in a court shall not be deemed a waiver of this Agreement to arbitrate. For clarity, any such equitable remedies shall be cumulative and not exclusive and are in addition to any other remedies that either Party may have under this Agreement or applicable law.

16.4 Disputes Related to Intellectual Property Rights and the License Grants.

Any and all disputes, controversies or claims relating to intellectual property rights or the scope of the licenses granted hereunder shall be subject to the exclusive venue and jurisdiction of the state courts of competent jurisdiction located in Santa Clara County, in the State of California and Federal courts of competent jurisdiction located in the Northern District of the State of California.

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The Parties hereby consent to the exclusive venue and jurisdiction of such courts for such disputes, controversies or claims.

ARTICLE XVII

MISCELLANEOUS

17.1 Assignment.

Except as expressly provided herein, neither this Agreement nor any interest or obligation hereunder may be assigned or delegated by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, except that either Party may assign this Agreement, in whole but not in part, to any successor of such Party (“Acquiror”) by merger, acquisition, sale or otherwise of substantially all of its business or assets to which this Agreement relates, provided that no such assignment shall release the assigning Party from any liability hereunder incurred prior to the date of such assignment. Subject to the foregoing, this Agreement shall be binding upon the successors and permitted assigns of the Parties. A Party shall not assign or otherwise transfer any of its patent rights to a Third Party such that such assignment or transfer materially restricts, in whole or in part, the rights of the other Party under this Agreement. Any assignment not in accordance with this Section 17.1 shall be void.

17.2 Entire Agreement.

This Agreement (including the Exhibits thereto and all associated documents specifically referenced herein) and that certain letter executed simultaneous herewith related to the Pre-Clinical Plan constitute the entire agreement between the Parties hereto with respect to the within subject matter and supersedes all previous agreements, whether written or oral. This Agreement shall not be changed or modified orally, but only by an instrument in writing signed by authorized representatives of both Parties.

17.3 Severability.

In the event that any provision of this Agreement is determined to be invalid or unenforceable for any reason, such provision shall be deemed inoperative only to the extent that it violates or conflicts with law or public policy, and such provision shall be deemed modified to the extent necessary to conform to such law or policy. All other provisions of this Agreement shall remain in full force and effect.

17.4 Notices.

Any notice or report required or permitted to be given under this Agreement shall be in writing and shall be sent by facsimile (receipt confirmed), or prepaid, registered or certified mail, return receipt requested, or other reputable international courier service, to the address as follows and shall be effective upon the earlier of receipt, as evidenced by the return receipt or delivery receipt, or three (3) days after such mailing:

If to DURECT:	DURECT Corporation
10240 Bubb Road
Cupertino, California 95014
Attn: General Counsel
Fax: (408) 777-3577

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

If to SBS:	Southern BioSystems, Inc.
756 Tom Martin Drive
Birmingham, Alabama 35211
Attn: President
Fax: (205) 917-2296

If to PTI:	Pain Therapeutics, Inc.
416 Browning Way
South San Francisco, CA 94080
Attn: President & CEO
Fax: (650) 624-8222

Copies to:	Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304-1050
Attn: Michael O’Donnell, Esq.
Fax: (650) 493-6811

or at such other address as DURECT Corporation, SBS or PTI shall have furnished to the other in writing.

17.5 Choice of Law.

This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, U.S.A., without giving effect to the principles of conflicts of laws thereof.

17.6 Waiver.

The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. None of the terms, covenants and conditions of this Agreement can be waived except by the written consent of the Party waiving compliance.

17.7 Force Majeure.

No failure or omission by the Parties in the performance of any obligation according to this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the reasonable control of the Party, including strikes, riots, war, terrorism, acts of God, invasion, fire, explosion, floods, delay of carrier, shortage or failure in the supply of materials, energy shortage and acts of government or governmental agencies or instrumentalities. In the event that due to force majeure either Party hereto shall be delayed or hindered in or prevented from the performance of its duties or doing acts required under the terms of this Agreement and such Party provides written notice to the other Party promptly upon the occurrence of the force majeure event, the performance of such act, shall be excused for the period

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of the delay. Notwithstanding the aforementioned, the Party subject to force majeure shall take all reasonable steps to resolve the condition(s) forming the basis of force majeure. In the event that the performance of a Party is excused pursuant to this Section 17.7 for more than ninety (90) days due to a force majeure event, the other Party shall have the right to terminate this Agreement upon written notice unless the other Party waives such force majeure event; provided however with respect to DURECT’s supply obligations pursuant to Article V above, the foregoing provisions of this Section 17.7 shall not prejudice or limit PTI’s rights under Section 5.4, in the event of DURECT’s failure to supply as set forth therein.

17.8 Bankruptcy

All rights and licenses granted hereunder or pursuant hereto are, and shall be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses to rights of “intellectual property,” as defined thereunder. Any escrow agreement entered into pursuant to this Agreement shall be considered an “agreement supplementary to” such rights and licenses as provided in Section 365(n). Notwithstanding any provision contained herein to the contrary, if the Party granting such rights is under any proceeding under the United States Bankruptcy Code and the trustee in bankruptcy of such Party, or such Party, as a debtor in possession, rightfully elects to reject this Agreement, the licensed Party shall have the right, pursuant to Sections 365(n)(1) and 365(n)(2) of the United States Bankruptcy Code, to retain any and all of the rights licensed to it hereunder, to the maximum extent permitted by law, subject to any royalty payments due to the licensor Party as specified herein.

17.9 Headings.

The captions used herein are inserted for convenience of reference only and shall not be construed to create obligations, benefits, or limitations.

17.10 Counterparts.

This Agreement may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a Party hereto shall constitute a valid and binding execution and delivery of this Agreement by such Party. Such facsimile copies shall constitute enforceable original documents.

17.11 Relationship of Parties.

The Parties shall be deemed to be independent contractors. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, without the prior written consent of the other Party.

17.12 Limitation of Liability.

EXCEPT FOR EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE XI OR FOR BREACH OF ARTICLE XIII, IN NO EVENT SHALL EITHER PARTY

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BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE).

17.13 No Implied Licenses.

Nothing in this Agreement is or shall be construed as granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of either Party, regardless of whether such patents or other rights are dominant or subordinate to any patent within such Party’s Patent Rights or Technology (i.e., with respect to DURECT, the DURECT Patent Rights or DURECT Technology; and with respect to PTI, the PTI Patent Rights or PTI Technology).

17.14 No Third Party Beneficiaries.

There are no third party beneficiaries under this Agreement.

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IN WITNESS WHEREOF, the Parties have duly caused this Agreement to be executed as of the Effective Date.

DURECT CORPORATION

By:	/s/ James E. Brown
Name:	James E. Brown
Title:	President & Chief Executive Officer

SOUTHERN BIOSYSTEMS, INC.

By:	/s/ Arthur J. Tipton
Name:	Arthur J. Tipton
Title:	Vice President

PAIN THERAPEUTICS, INC.

By:	/s/ Remi Barbier
Name:	Remi Barbier
Title:	President & Chief Executive Officer

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Exhibit 3.2

CLINICAL PROGRAM MILESTONES

[* * *]

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

Exhibit 9.5

SCHEDULE OF ROYALTY PAYMENTS

For Licensed Products which do not include an Antagonist

Annual Net Sales in the Territory in a calendar year (on a Licensed Product-by-Licensed Product basis)	Applicable Royalty Percentage
Up to U.S. $100,000,000	6.0%
>U.S. $100,000,000 - $200,000,000	6.5%
>U.S. $200,000,000 - $400,000,000	7.5%
>U.S. $400,000,000 - $800,000,000	8.5%
>U.S. $800,000,000 - $1,200,000,000	10.5%
>U.S. $1,200,000,000	11.5%

For Licensed Products which include an Antagonist

(on a Licensed Product-by-Licensed Product basis) Annual Net Sales in the Territory in a calendar year	Applicable Royalty Percentage
Up to U.S. $300,000,000	5.0%
>U.S. $300,000,000 - $700,000,000	6.0%
>U.S. $700,000,000 - $900,000,000	7.0%
>U.S. $900,000,000	10.0%

The following is for purposes of example only. If Net Sales of a Licensed Product (which does not include an Antagonist) during a particular calendar year were Two Hundred Fifty Million Dollars (U.S. $250,000,000) the royalty payable to DURECT with respect to such Net Sales would be Sixteen Million Two Hundred Fifty Thousand Dollars (U.S. $16,250,000) calculated as follows: $100,000,000 X 6.0% + $100,000,000 X 6.5% + $50,000,000 X 7.5% = $16,250,000. Likewise, if Net Sales of another Licensed Product (which includes an Antagonist) during the same calendar year were Seven Hundred Fifty Million Dollars (U.S. $750,000,000) an additional royalty of Forty-Two Million Five Hundred Thousand Dollars ($42,500,000) would be payable to DURECT with respect to Net Sales, calculated as follows: $300,000,000 X 5.0% + $400,000,000 X 6.0% + $50,000,000 X 7.0% = $42,500,000.

1

Exhibit 5.1

TRANSFER PRICE

Transfer Price means [* * *]

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

1

Exhibit 1.37

MANUFACTURING COSTS

“Manufacturing Cost” shall mean [* * *]

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

1

Exhibit 1.19

DURECT PATENT RIGHTS

[* * *]

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

1

Exhibit 7.1

JDT MEMBERS

DURECT Members

[* * *]

PTI Members

[* * *]

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.